                                                                    EXHIBIT 99.1
                                               Consolidated Financial Statements

                                TABLE OF CONTENTS

                                                                             Page
                                                                             ----

Report of Independent Accountants ........................................   F-1
Consolidated Balance Sheets as of September 30, 2002 and 2001 ............   F-2
Consolidated Statements of Operations for the Years Ended
   September 30, 2002, 2001, and 2000 ....................................   F-3
Consolidated Statements of Changes in Stockholders' Equity ...............   F-4
Consolidated Statements of Cash Flows for the Years Ended September 30,
2002, 2001, and 2000......................................................   F-6
Notes to Consolidated Financial Statements ...............................   F-8

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Inktomi Corporation:

      In our opinion, the accompanying consolidated balance sheets and related consolidated statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Inktomi Corporation and its subsidiaries at September 30, 2002 and 2001, and the results of their operations and cash flows for each of the three years in the period ended September 30, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
San Jose, California
October 23, 2002, except as to recently
issued accounting pronouncements in Note 2, discontinued operations in Note 3, and subsequent events listed in
Note 1 and 19, which are as of December 27, 2002

                               INKTOMI CORPORATION

                           CONSOLIDATED BALANCE SHEETS

                                                                     SEPTEMBER 30,
                                                                ----------------------
                                                                  2002         2001
                                                                ---------    ---------
                                                               (IN THOUSANDS, EXCEPT PER
                                                                      SHARE AMOUNTS)
                                        ASSETS
Current assets:
  Cash and cash equivalents .................................   $  17,292    $  18,518
  Short-term investments ....................................      28,115       65,995
                                                                ---------    ---------
     Total cash and cash equivalents and short-term
      investments ...........................................      45,407       84,513
  Accounts receivable, net of allowances of $1,144 and
     $4,910, respectively ...................................      10,864       22,449
  Prepaid expenses and other current assets .................       5,533        5,915
                                                                ---------    ---------
     Total current assets ...................................      61,804      112,877
Restricted cash .............................................          --      128,957
Investments in equity securities ............................         331        1,381
Property, plant and equipment, net ..........................      62,536       76,101
Goodwill and other intangibles, net .........................      10,028      253,993
Other assets ................................................       4,708        5,478
Loans to related parties ....................................       5,809        4,336
                                                                ---------    ---------
     Total assets ...........................................   $ 145,216    $ 583,123
                                                                =========    =========

                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable ..........................................   $  10,021    $   7,979
  Accrued liabilities .......................................      30,180       58,646
  Deferred revenue ..........................................      26,767       34,610
  Current portion of notes payable ..........................      30,003        2,500
  Current portion of capital lease obligations ..............       1,210        1,470
                                                                ---------    ---------
     Total current liabilities ..............................      98,181      105,205
Notes payable, less current portion .........................          --        4,231
Capital lease obligations, less current portion .............         216        1,418
Other liabilities ...........................................         185          288
                                                                ---------    ---------
     Total liabilities ......................................      98,582      111,142
Commitments and contingencies (Note 16)
Stockholders' equity:
  Common Stock, $0.001 par value; authorized: 1,500,000 at
     September 30, 2002 and 2001, respectively; outstanding:
     162,109 and 129,110 at September 30, 2002 and 2001,
     respectively ...........................................         162          129
Additional paid-in capital ..................................     952,602      897,241
Deferred compensation .......................................      (2,039)     (20,824)
Accumulated other comprehensive loss ........................      (1,276)      (2,545)
Accumulated deficit .........................................    (902,815)    (402,020)
                                                                ---------    ---------
     Total stockholders' equity .............................      46,634      471,981
                                                                ---------    ---------
     Total liabilities and stockholders' equity .............   $ 145,216    $ 583,123
                                                                =========    =========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                               INKTOMI CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                FOR THE YEAR ENDED SEPTEMBER 30,
                                                               -----------------------------------
                                                                  2002         2001         2000
                                                               ---------    ---------    ---------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Licenses .................................................   $  28,817    $  88,063    $ 133,065
  Web search services ......................................      47,084       51,287       52,127
  Maintenance services .....................................       9,067       15,209       11,859
  Other services ...........................................       5,319       17,967       23,615
                                                               ---------    ---------    ---------
     Total revenues ........................................      90,287      172,526      220,666
Cost of Revenues:
  Licenses .................................................       2,992        4,771        5,345
  Web search services ......................................      15,264       24,655       21,774
  Maintenance services .....................................       3,528        5,410        3,312
  Other services ...........................................       3,811       11,691       10,066
                                                               ---------    ---------    ---------
     Total cost of revenues ................................      25,595       46,527       40,497
Gross Profit ...............................................      64,692      125,999      180,169
Operating expenses:
  Sales and marketing ......................................      53,740      127,872      121,071
  Research and development .................................      43,908       75,063       58,031
  General and administrative ...............................      14,884       24,581       19,121
  Amortization of goodwill and other intangibles ...........       1,268        5,745           --
  Impairment of goodwill and other intangibles .............      10,190       44,915           --
  Restructuring ............................................      19,466       11,472           --
  Parkside lease restructuring and termination .............      79,986           --           --
  Impairment of property, plant and equipment ..............     102,982          904        1,045
  Purchased in-process research and development ............          --          430           --
  Acquisition-related costs ................................          --       19,497        3,999
                                                               ---------    ---------    ---------
     Total operating expenses ..............................     326,424      310,479      203,267
                                                               ---------    ---------    ---------
Operating loss from continuing operations ..................    (261,732)    (184,480)     (23,098)
Impairment of investments ..................................          --      (65,895)          --
Other income, net ..........................................       6,603       10,340       16,951
                                                               ---------    ---------    ---------
Loss from continuing operations before income tax provision     (255,129)    (240,035)      (6,147)
Income tax provision .......................................        (689)        (922)      (1,826)
                                                               ---------    ---------    ---------
Loss from continuing operations ............................    (255,818)    (240,957)      (7,973)
                                                               ---------    ---------    ---------
Loss from discontinued operations, net of taxes ............    (244,977)     (55,525)     (19,367)
                                                               ---------    ---------    ---------
Net loss ...................................................   $(500,795)   $(296,482)   $ (27,340)
                                                               =========    =========    =========
Basic and diluted  net loss per share:
  Loss from continuing operations ..........................   $   (1.79)   $   (1.92)   $   (0.07)
                                                               =========    =========    =========
  Loss from discontinued operations ........................   $   (1,72)   $   (0.44)   $   (0.17)
                                                               =========    =========    =========
  Net Loss .................................................   $   (3.51)   $   (2.36)   $   (0.24)
                                                               =========    =========    =========
Weighted average shares outstanding:
  Shares used in calculating basic and diluted net loss per
     Share .................................................     142,693      125,608      113,030
                                                               =========    =========    =========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                               INKTOMI CORPORATION

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                        ACCUMULATED
                                       COMMON STOCK       ADDITIONAL      DEFERRED         OTHER
                                     ----------------       PAID-IN     COMPENSATION &  COMPREHENSIVE     ACCUMULATED
                                     SHARES    AMOUNT       CAPITAL      OTHER EQUITY   INCOME (LOSS)       DEFICIT         TOTAL
                                     -------   -------    ------------  --------------  -------------     -----------    ----------
                                                                                 (IN THOUSANDS)
Balances, September 30,
  1999..........................     116,136   $  116     $   424,193     $    (3,691)     $    1,447      $ (78,198)    $ 343,867
Foreign currency
  translation...................                                                                  189                          189
Unrealized gain on
  short-term investments........                                                               58,507                       58,507
Net loss........................                                                                             (27,340)      (27,340)
                                                                                                                         ---------
Total comprehensive
  income........................                                                                                            31,356
Issuance of Common Stock for
  acquisition of
  Ultraseek.....................       2,513        3         319,745                                                      319,748
Issuance of Common Stock for
  cash, including for
  exercise of options and
  warrants, net of issuance
  costs of $71..................       8,000        8          99,234                                                       99,242
Stock compensation in
  connection with issuance
  of stock options to non-
  employees.....................                                1,265                                                        1,265
Stock compensation in
  connection with issuance
  of stock options to
  employees.....................                               50,407         (43,066)                                       7,341
Repayment of stockholder
  loans.........................                                                  243                                          243
                                     -------   ------     -----------     -----------      ----------      ---------     ---------
Balances, September 30,
  2000..........................     126,649   $  127     $   894,844     $   (46,514)     $   60,143      $(105,538)    $ 803,062
Foreign currency
  translation...................                                                               (1,066)                      (1,066)
Unrealized loss on
  short-term investments........                                                              (86,720)                     (86,720)
Reclassification adjustment
  for realized losses
  included in net income........                                                               25,098                       25,098
Net loss........................                                                                            (296,482)     (296,482)
                                                                                                                         ---------
Total comprehensive loss........                                                                                          (359,170)
Issuance of Common Stock for
  acquisition of eScene.........         935        1           8,813                                                        8,814
Issuance of Common Stock for
  cash, including for
  exercise of options and
  warrants,.....................       1,526        1           8,545                                                        8,546
Stock compensation in
  connection with issuance
  of stock options to non-
  employees.....................                                  877                                                          877
Stock compensation in
  connection with issuance
  of stock options to
  employees.....................                                4,198           5,570                                        9,768
Reversal of unamortized
  stock compensation for
  terminated employees..........                              (20,036)         20,036                                           --
Repayment of stockholder
  loans.........................                                                   84                                           84
                                     -------   ------     -----------     -----------      ----------      ---------     ---------
Balances, September 30,
  2001..........................     129,110   $  129     $   897,241     $   (20,824)     $   (2,545)     $(402,020)    $ 471,981
Foreign currency
  translation...................                                                                 (152)                        (152)
Unrealized gain on
  short-term investments........                                                                  685                          685
Reclassification adjustment
  for realized losses

  included in net income........                                                                  736                          736
Net loss........................                                                                            (500,795)     (500,795)
                                                                                                                         ---------
Total comprehensive loss........                                                                                          (499,526)
Issuance of Common Stock for
  cash, including for
  exercise of options,
  warrants, and employee
  stock purchase plan...........       4,186        4           9,004                                                        9,008
Issuance of Common Stock for
  acquisition of Quiver.........      10,638       11           4,958                                                        4,969
Issuance of Common Stock for
  termination of Parkside
  lease.........................       5,000        5           2,250                                                        2,255
Public offering, net of
  issuance costs of $361........      13,175       13          52,826                                                       52,839
Reversal of unamortized
  stock compensation for
  terminated employees..........                              (13,677)         13,677                                           --
Stock compensation in
  connection with issuance
  of stock options to
  employees.....................                                                5,108                                        5,108
                                     -------   ------     -----------     -----------      ----------      ---------     ---------
Balances, September 30,
  2002..........................     162,109   $  162     $   952,602     $    (2,039)     $   (1,276)     $(902,815)    $  46,634
                                     =======   ======     ===========     ===========      ==========      =========     =========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                               INKTOMI CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    FOR THE YEAR ENDED SEPTEMBER 30,
                                                                 -------------------------------------
                                                                   2002         2001           2000
                                                                 ---------    ---------    -----------
                                                                            (IN THOUSANDS)
Cash flows from operating activities of continuing operations:
  Net loss ...................................................   $(500,795)   $(296,482)   $   (27,340)
     Adjustments to reconcile net loss to net cash
       provided by (used in) operating activities of
       continuing operations:
     Loss from discontinued operations .......................     244,977       55,525         19,367
     Parkside lease termination -- non-cash asset
       impairments ...........................................      12,315           --             --
     Parkside lease termination -- common stock issued
       to landlords ..........................................       2,255           --             --
     Purchased in-process research and development ...........          --          430             --
     Amortization of goodwill and other intangibles ..........       1,268        5,745
     Non-cash intangible amortization in cost of
       Revenues ..............................................       1,250           --             --
     Depreciation ............................................      24,653       32,096         22,091
     Provision for (recovery of) doubtful accounts ...........        (341)      10,308          6,366
     Valuation allowance for related party loans .............         200           --             --
     Non-cash stock compensation for stock options issued
       to non-employees ......................................          --           --          1,265
     Non-cash stock compensation for stock options issued
       to employees ..........................................       5,108       10,645          7,341
     Amortization of warrants issued in connection with
       note payable ..........................................          --           --             17
     Impairment of property, plant and equipment .............     102,982          904          1,045
     Impairment of goodwill and other intangibles ............      10,190       44,915             --
     Loss on sale of Commerce Division .......................          --          934             --
     Loss on disposal of property and equipment ..............         937           --             --
     Loss on residual value guarantee ........................       2,225           --             --
     Realized (gains) losses on sale of investments,
       Net ...................................................         736        2,925         (1,930)
     Impairment of investments ...............................          --       65,895             --
       Changes in operating assets and liabilities:
       Accounts receivable ...................................      11,400       18,000        (33,434)
       Prepaid expenses and other assets .....................      (1,241)      (6,477)        (8,117)
       Accounts payable ......................................       2,283       (2,807)         3,030
       Accrued liabilities and other liabilities .............     (27,475)      (8,213)        21,943
       Deferred revenue ......................................      (8,684)     (19,454)        48,803
                                                                 ---------    ---------    -----------
          Net cash provided by (used in) operating
            activities of continuing operations ..............    (115,757)     (85,111)        60,447
Cash flows from investing activities of continuing operations:
  Purchases of short-term investments ........................    (197,351)    (566,318)    (1,193,720)
  Proceeds from the sale and maturity of short-term
     Investments .............................................     234,953      682,993      1,229,930
  Release (restriction) of cash for lease agreements .........     128,957       (9,341)      (119,616)
  Purchases of investments in equity securities ..............        (500)     (16,815)       (61,844)
  Proceeds from the sale of investments in equity
     Securities ..............................................       2,514       15,179          7,911
  Purchases of property and equipment ........................     (16,588)     (30,995)       (67,538)
  Purchase of Bayside corporate headquarters .................    (114,000)          --             --
  Acquisition of companies, net of acquired cash .............      (4,879)     (23,500)        (3,500)
  Loans to related parties ...................................      (5,284)      (2,836)        (1,950)
  Payments received on loans to related parties ..............       3,611           --          2,200

  Deposits on subleased property .............................         (93)         288             --
  Proceeds from sale of property and equipment ...............       1,352           --          3,431
                                                                 ---------    ---------    -----------
          Net cash provided by (used in) investing
            activities of continuing operations ..............      32,692       48,655       (204,696)
Cash flows from financing activities of continuing operations:
  Proceeds from notes payable ................................      32,253        7,500          2,718
  Repayments on notes payable ................................      (8,981)      (7,337)        (6,303)
  Proceeds from sales leaseback transactions accounted
     for as capital leases ...................................          --          995            958
  Payments on obligations under capital leases ...............      (1,462)      (5,302)          (946)
  Proceeds from loans issued to stockholders .................          --           84            243
  Proceeds from issuance of Common Stock for cash,
     exercise of stock options and warrants, net of
     issuance costs ..........................................       9,008        8,546         99,242
  Proceeds from issuance of Common Stock, net of issuance
     Costs ...................................................      52,839           --             --
                                                                 ---------    ---------    -----------
          Net cash provided by financing activities of
               continuing operations .........................      83,657        4,486         95,912
Net cash provided by (used in) discontinued operations .......      (1,815)       9,338          2,703

Effect of exchange rates on cash and cash equivalents of
     continuing operations ...................................          (3)        (729)           189
                                                                 ---------    ---------    -----------
Decrease in cash and cash equivalents ........................      (1,226)     (23,361)       (45,445)
Cash and cash equivalents at beginning of period .............      18,518       41,879         87,324
                                                                 ---------    ---------    -----------
Cash and cash equivalents at end of period ...................   $  17,292    $  18,518    $    41,879
                                                                 =========    =========    ===========
Supplemental disclosures of cash flow information:
  Assets acquired under capital lease ........................   $      --    $     995    $     4,338
                                                                 =========    =========    ===========
  Goodwill related to purchase of acquired company ...........   $   8,033    $  10,658    $   319,436
                                                                 =========    =========    ===========
  Common stock issued for acquisitions accounted for as a
     Purchase ................................................   $   4,969    $   8,814    $   319,478
                                                                 =========    =========    ===========
  Common stock issued for termination of Parkside
     Lease ...................................................   $   2,255    $      --    $        --
                                                                 =========    =========    ===========
  Stock received for Commerce sale ...........................   $      --    $  18,791    $        --
                                                                 =========    =========    ===========
  Cash paid for taxes ........................................   $     152    $     570    $     2,054
                                                                 =========    =========    ===========
  Cash paid for interest .....................................   $     934    $   1,076    $     2,233
                                                                 =========    =========    ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                               INKTOMI CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION

NATURE OF THE BUSINESS

      Inktomi Corporation ("Inktomi" or the "Company") was incorporated in California in February 1996 and reincorporated in Delaware in February 1998. Inktomi provides World Wide Web search services for Internet portal and search destination sites. Inktomi Web Search provides a customizable, private label solution that offers portals and destination sites the ability to serve relevant search results. Inktomi Web Search, through its paid inclusion services, provides content publishers greater access to end users through portal and destination site customers of our search engine services. During fiscal year 2002, we also had a licensed software and support business comprised of our content networking products, included in Software Products segment, comprised of a portfolio of software products designed to address the content and information management and distribution requirements of large enterprises.

      In July 2002, we announced we would be reducing our investment in our content networking products group. As a result, we significantly scaled back the content networking products group and related corporate infrastructure and closed several sales offices around the world.

      In November 2002, we signed an agreement with Satyam Computer Services Ltd. to assign, and in some cases subcontract for the remaining content networking software customers (see Note 20).

      On December 17, 2002 to further focus our business on Web search services and to improve company cash flow, we completed the sale of our Enterprise Search division to Verity, Inc. ("Verity"). In consideration for the sale, Verity agreed to pay $25.0 million in cash and assumed certain of our obligations under existing enterprise search business contracts, including customer support obligations. Of the consideration payable by Verity, $22.0 million has been paid. $3.0 million plus interest will be paid 18 months following the closing of the sale, subject to reduction for any indemnification claims made by Verity during such 18 month period. The Enterprise Search division is accounted for as a discontinued operation in accordance with Statement of Financial Accounting Standard (SFAS) No. 144 Accounting for the Impairment or Disposal of Long-lived Assets and therefore, the results of operations and cash flows have been reclassified from the Company's results of operations and cash flows from continuing operations for all periods presented in this document and presented separately as results of discontinued operations. The Enterprise Search division was part of the Company's Software Products reporting segment. Unless otherwise indicated, the Notes to the Consolidated Financial Statements relate to the discussion of the Company's continuing operations.

      On December 22, 2002, we entered into a definitive merger agreement with Yahoo! Inc. Under the agreement, a newly incorporated wholly-owned subsidiary of Yahoo! will merge with and into Inktomi, with Inktomi remaining as the surviving legal entity and a wholly-owned subsidiary of Yahoo! Under the terms of the merger agreement, upon completion of the merger, Yahoo! will pay to Inktomi's stockholders $1.65 per share of Inktomi common stock outstanding and will assume any options to purchase Inktomi common stock outstanding (see Note 20).

FORMATION AND BASIS OF PRESENTATION

      In October 1999, we acquired WebSpective Software, Inc. ("WebSpective"), a developer of software solutions for content and application distribution, delivery and management. Under the terms of the merger agreement, we acquired all outstanding shares of capital stock and assumed all outstanding warrants, stock options and stock purchase rights of WebSpective in exchange for 1,655,048 shares of our Common Stock. We accounted for the acquisition as a pooling of interests and accordingly, all prior financial statements have been restated. No significant adjustments were required to conform the accounting policies of the acquired company. We recorded acquisition-related costs of approximately $4.0 million in fiscal 2000, primarily for investment banking fees, accounting, legal and other expenses. WebSpective revenues from inception through September 30, 1999 were $3.2 million. WebSpective raised $12.4 million through various stock issuances since its inception in March 1997, and had net losses from inception to September 30, 1999 of $13.5 million.

      In July 2000, we acquired Ultraseek, Inc. ("Ultraseek"), a provider of scalable and customizable search and navigation software solutions to businesses for their corporate intranet and extranet sites. Under the terms of the purchase agreement, we acquired all outstanding shares of capital stock and assumed all outstanding warrants, stock options and stock purchase rights of Ultraseek in exchange for $3.5 million in cash and 2,512,880 shares of our Common Stock valued at $337.7 million. The transaction was accounted for under the purchase method of accounting and the results of operations are included as part of discontinued operations in our consolidated financial statements beginning on the acquisition date. As a part of our Ultraseek acquisition, we recorded goodwill of $319.4 million under intangibles and other assets. We began amortizing this balance in July 2000. At June 30, 2002, due primarily to the sustained decrease in our market value below net assets as well as other factors, we recorded a charge of $192.4 million to reflect the impairment of goodwill from our acquisition of Ultraseek (see Note 13). The Ultraseek business was disposed of as part of the Enterprise Search division and as a result amortization for goodwill and other intangibles and all other revenues and expenses related to the Ultraseek business have been classified as discontinued operations.

      A portion of the purchase price we paid for Ultraseek was allocated to developed technology and in-process research and development ("IPRD"). Inktomi identified and valued the developed technology and IPRD by conducting extensive interviews, analyzing data provided by Ultraseek concerning developmental products, considering the stage of development of such products and the time and resources needed to complete them, and assessing the expected cash flow generating ability, target markets and associated risks. The income approach, which includes an analysis of the markets, cash flows, and risks associated with achieving such cash flows, was the primary technique utilized in valuing the developed technology and IPRD. In the estimate, we used a discount rate of 25% representing the cost of capital as related to the estimated time to complete the projects and the level of risk involved. There were three separate projects identified that were at 80%, 60% and 30% of completion. The expected cost to complete these projects were $230,000, $322,000 and $153,000, respectively, and were all expected to be completed by the end of calendar 2000. Based on the analysis of these variables, we recorded a one-time purchased IPRD charge of $4.4 million, which is now included in results of discontinued operations for fiscal 2000, upon our acquisition of Ultraseek because technological feasibility had not been established and no future alternative uses existed.

      In October 2000, we acquired FastForward Networks, Inc. ("FastForward"), a developer of software solutions for efficiently enabling streaming media over networks, in exchange for approximately 12.0 million shares of our Common Stock. The transaction was accounted for as a pooling of interests. Accordingly, all prior year financial information included herein has been restated to reflect the combined operations of FastForward and Inktomi. No significant adjustments were required to conform the accounting policies of the acquired company. FastForward had $0.7 million in revenues and raised $88.9 million through various stock issuances from its inception in May 1998 through September 30, 2000. We recorded acquisition-related costs of approximately $19.5 million in the three months ended December 31, 2000, primarily for investment banking fees, accounting, legal and other expenses.

      In December 2000, we acquired various business assets of Adero, Inc. ("Adero") relating to billing, settlement and traffic reporting and licensed other related technologies from Adero. The total purchase price was approximately $39.5 million, comprised of $23.5 million in cash, $15.0 million in assumed liabilities and $1.0 million incurred in transaction costs. With this transaction, we assumed the operator role for Content Bridge alliance services. Content Bridge is an alliance of technology and network service providers formed to enable cross-network content distribution and speed the delivery of content from the point of origin to end users. We accounted for the transaction under the purchase method of accounting and the results of operations are included in our consolidated financial statements beginning on the acquisition date. We recorded goodwill of $35.9 million under intangibles and other assets and recorded a one-time charge of $0.4 million upon acquisition to write-off in-process research and development, because technological feasibility had not been established and no future alternative uses existed. We identified and valued the IPRD consistent with the methodology discussed in the Ultraseek acquisition discussion above. In June 2001, we ceased acting in the operator role for Content Bridge alliance services and assigned the operator role to a third party. Included in our fiscal 2001 revenues is installment basis revenue from Adero on an agreement consummated in December 1999.

      In March 2001, we consummated the divestiture of our Commerce Division to e-centives, Inc. ("e-centives"). As part of the divestiture, we sold various business assets to e-centives consisting primarily of computer equipment, software, intellectual property and contracts, and e-centives hired certain employees of the Commerce Division. In exchange for the assets, we received 2,551,700 shares of Common Stock of e-centives, of which 382,755 shares are held in escrow pending satisfaction of certain performance criteria, and 637,925 shares are held in escrow subject to claims for indemnity by e-centives. The 637,925 shares were released to Inktomi from the escrow in the quarter ending September 30, 2002 and were initially recorded at fair value in March 2001. We also received a warrant to purchase up to 1,860,577 shares of e-centives on or after March 28, 2006, which will become exercisable, if at all, upon the achievement of certain performance criteria by the Commerce Division. No value was assigned to these warrants initially and, as of September 30, 2002, the performance criteria related to the shares in escrow and the warrant have not been achieved. Financial results herein include revenues and expenses generated and incurred by our Commerce Division through the closing of the transaction.

      In June 2001, we acquired eScene Networks, Inc. ("eScene"), a developer of advanced streaming media applications and services. The total purchase price was approximately $10.6 million, comprised of approximately 866,000 shares of our Common Stock valued at $8.8 million and net liabilities assumed of $1.8 million. We accounted for the transaction under the purchase method of accounting and recorded goodwill and other intangibles of approximately $10.6 million under intangibles and other assets. At June 30, 2002, due primarily to the sustained decrease in our market value below net assets as well as other factors, we recorded a charge of $8.5 million to reflect the impairment of goodwill which was created from our purchase of eScene. See Note 13 for further information.

      In August 2002, we acquired all of the outstanding shares and assets of Quiver, Inc. ("Quiver"), a developer of enterprise categorization and taxonomy software. Our primary reason for acquiring Quiver, Inc. was to expand our product offerings. We paid $6.5 million in cash and issued approximately 10.6 million shares of our common stock with a value of approximately $5 million in exchange for all of the outstanding shares of Quiver. The common stock issued was valued in accordance with EITF 99-12, "Determination of the Measurement Date for the Market Price of Acquiror Securities Issued in a Purchase Business Combination," using the average of market values of Inktomi's common stock in the period from two days prior to two days after the date the number of shares issued to shareholders of Quiver was finalized. We incurred $0.4 million in professional fees, including legal, valuation and accounting fees, related to the acquisition, which were included as part of the purchase price of the transaction. The business acquired from Quiver was integrated into our Enterprise Search division. The Quiver business was disposed of as part of the Enterprise Search division and as a result the results of operations, including the amortization expense related to the acquired intangibles from the acquired Quiver operation for the period from acquisition and onwards have been classified as part of discontinued operations.

      We accounted for the acquisition of Quiver, Inc. using the purchase method of accounting. The allocation of the purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed is summarized below. The amount allocated to intangibles was determined based on management's estimates using established valuation techniques.

                                                  (IN THOUSANDS)
             Current assets.................       $     2,167
             Property and equipment.........                63
             Purchased technology...........             1,900
             Goodwill.......................             8,033
                                                   -----------
             Total assets acquired..........            12,163
             Current liabilities............              (307)
                                                   -----------
               Net assets acquired..........       $    11,856
                                                   ===========

      The purchased technology will be amortized on a straight-line basis over their estimated useful lives of three years. SFAS 141 requires the discontinuance of goodwill amortization for all business combinations initiated after June 30, 2001. In accordance with SFAS 141, goodwill will not be amortized but will be tested annually for impairment. The goodwill is not tax deductible.

UNAUDITED PRO FORMA RESULTS

      The following unaudited pro forma information reflects the results of continuing operations for the year ended September 30, 2001 as if the acquisition of eScene had occurred on October 1, 2000 after giving effect to purchase accounting adjustments, principally amortization of goodwill and other intangibles. The unaudited pro forma results for the year ended September 30, 2001 combine Inktomi's historical statement of operations for the year ended September 30, 2001 and the consolidated statement of operations for eScene for the period from October 1, 2000 to June 15, 2001.

      In addition, the following unaudited pro forma information reflects the results of continuing operations for the year ended September 30, 2000 as if the acquisition of eScene had occurred on October 1, 1999 after giving effect to purchase accounting adjustments, principally amortization of goodwill and other intangibles. The unaudited pro forma results for the year ended September 30, 2000 combine Inktomi's historical statement of operations for year ended September 30, 2000 and the consolidated statement of operations of eScene for the year ended September 30, 2000.

      We have not presented the pro forma financial information for the Adero acquisition required under APB No. 16 Business Combinations, since we have effectively ceased the assumed operator role of the acquired Adero division, Content Bridge, and have recognized the related full impairment of goodwill and other assets.

      We have not presented the pro forma financial information for the Quiver and Ultraseek acquisitions as the results of the acquired Company from the date of acquisition have been included in discontinued operations in the Consolidated Statement of Operations.

      These unaudited pro forma results have been prepared for comparative purposes only and may not be indicative of future operating results (in thousands, except per share data).

                                                FOR THE YEAR ENDED SEPTEMBER 30,
                                                --------------------------------
                                                      2001         2000
                                                   ---------    ---------
Pro forma revenues .............................   $  172,955    $ 220,667
Pro forma loss from continuing operations ......   $ (248,663)   $ (11,194)
Pro forma basic and diluted loss per share .....   $   (1.97)    $   (0.10)
Weighted averages shares used in the calculation
  of basic and diluted pro forma loss per
  share ........................................     113,896      126,220

STOCK SPLITS

      In December 1998, and again in December 1999, our Board of Directors approved a two-for-one stock split (in the form of a 100% stock dividend) of our Common Stock. These stock splits have been retroactively reflected in our consolidated financial statements.

      Historical weighted average shares outstanding and loss per share amounts have been restated to reflect all stock splits and acquisitions accounted for as pooling of interests.

LIQUIDITY

      For the years ended September 30, 2002, 2001 and 2000, we have incurred losses from continuing operations of $255.8 million, $241.0 million and $8.0 million, respectively, and negative cash flows from operations of continuing operations for the years ended September 30, 2002 and 2001 of $115.8 million and $85.1 million , respectively. We have historically relied upon proceeds from equity offerings to fund operations. During 2002, we undertook restructurings to reduce costs and to reduce cash outflows from operations. As described in Note 20 we implemented subsequent to September 30, 2002 a restructuring plan in order to reduce the operating expenses on an ongoing basis and inject cash. These activities generated cash flows needed for our operations. Management believes it has adequate cash resources to fund operations for at least until December 2003 with these additional subsequent cash flows, maintaining its existing customer relationships, continued efforts on pursuing increased revenues and monitoring expenses.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

      The consolidated financial statements include the accounts of the Company and its subsidiaries, which are all wholly owned. All inter-company balances and transactions have been eliminated in the consolidated financial statements.

FOREIGN CURRENCY TRANSLATION

      We translate into U.S. Dollars the accounts of our foreign subsidiaries using the local currency as the functional currency. The balance sheets of our subsidiaries are translated into U.S. dollars at period end rates of exchange. Revenues and expenses are translated at average rates for the period. The resulting translation adjustments are included in other comprehensive income
(loss). Exchange gains and losses arising from transactions denominated in a foreign currency other than the functional currency of the entity involved are included in other income, net.

RECLASSIFICATIONS

      Certain prior year balances have been reclassified to conform to the current year's presentation.

FAIR VALUE OF FINANCIAL INSTRUMENTS

      The Company's financial instruments, including cash and cash equivalents, restricted cash, short-term investments, accounts receivable, and accounts payable are carried at cost, which approximates fair value due to the relatively short maturity of those instruments. The market rate structure of interest rates on notes payable approximates fair value.

CASH AND CASH EQUIVALENTS

      Cash and cash equivalents are stated at cost, which approximates fair value. Cash equivalents consist of highly liquid investments that mature within three months of their purchase date. Cash equivalents consist primarily of money market funds.

SHORT-TERM INVESTMENTS

      Short-term investments are comprised primarily of high-grade commercial paper and debt instruments and are classified as available-for-sale investments. The carrying value of the short-term investments is adjusted to fair value with a resulting adjustment to stockholders' equity. The amortized cost of debt securities are adjusted for amortization of premiums and accretion of discounts to maturity, both of which are included in interest income. Realized gains and losses are recorded using the specific identification method and have been minimal through September 30, 2002.

RESTRICTED CASH

      Restricted cash was a cash collateral account maintained under the terms of Parkside lease agreement amounting to $9.3 million (see Note 15) and an operating lease agreement for the land and facilities of our corporate headquarters, Bayside, amounting to $119.6 million (see Note 12). In accordance with these agreements, we had created and had maintained a cash collateral account that limited the liquidity of $129.0 million of our cash prior to August 2002, at which time the related lease agreements were terminated.

INVESTMENTS IN EQUITY SECURITIES

      Investments in equity securities include equity investments in both publicly traded and privately held technology companies. For companies where we do not have the ability to exercise significant influence over any of these companies, investments in publicly held companies are classified as available-for-sale and are reported at fair value, with unrealized gains and losses, net of tax, recorded in stockholders' equity and investments in privately held companies are accounted for under the cost method of accounting. For companies where we are able to exercise significant influence investments are accounted for under the equity method.

      We perform periodic reviews of our investments for impairment. Our investments in publicly held companies are generally considered impaired when a decline in the fair value of an investment as measured by quoted market prices is less than its carrying value and such a decline is not considered temporary. Our investments in privately held companies are considered impaired when a review of the investee's operations and other indicators of impairment indicate that the carrying value of the investment is not likely to be recoverable. Such indicators include, but are not limited to, limited capital resources, limited prospects of receiving additional financing, and prospects for liquidity of the related securities. Impaired investments in privately held companies are written down to estimated fair value, which is the amount we believe is recoverable from our investment.

PROPERTY, PLANT AND EQUIPMENT, NET

      Property, plant and equipment is stated at cost and is depreciated using the straight-line method over the estimated useful lives of the related assets, generally three years for computer equipment, five years for furniture and fixtures and twenty years for buildings. Any gains or losses on the disposal of property and equipment are recorded in the period of disposition. Assets held under capital lease and leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or remaining lease term (up to fifteen years). Major additions and improvements are capitalized, while replacements, maintenance and repairs that do not improve or extend the life of the assets are charged to expense.

      We record impairments or write-downs of property, plant and equipment when events and circumstances indicate that an impairment assessment should be performed and that assessment indicates that there is an impairment. Events and circumstances that would trigger an impairment assessment include, but are not limited to, a significant decrease in the market value of an asset, a significant change in the manner or extent that an asset is used including a decision to abandon the asset, a significant adverse change in operations or business climate affecting the asset not considered temporary, and historical operating or cash flow losses expected to continue for the foreseeable future associated with the asset. An asset is considered impaired when the undiscounted cash flows projected to be generated from the asset over its remaining useful life is less than the recorded amount of that asset. Impairments are performed at the lowest level where we have distinguishable cash flows for all assets at that level grouped together. Impairment losses are measured based on the difference between the asset's estimated fair value and carrying amount and are recorded as impairment write-downs in the consolidated statements of operations in the period that an indicator of impairment arises.

GOODWILL AND OTHER INTANGIBLES, NET

      Goodwill and other intangibles, net relates to our acquisitions accounted for under the purchase method. For acquisitions prior to June 30, 2001, goodwill has been amortized using the straight-line method over a period of five years, based on the period of expected benefit. The goodwill from our acquisition of Quiver in August 2002 is not amortized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 141 Business Combinations.

      We assess the impairment of goodwill and other intangibles periodically in accordance with the provisions of SFAS No. 121, Accounting for the Impairment of Long Lived Assets. We also assess the impairment of enterprise level goodwill periodically in accordance with the provision of Accounting Principles Board
(APB) Opinion No. 17, Intangible Assets. The goodwill associated with the acquisitions has been considered by Inktomi as enterprise goodwill as Inktomi historically has not had distinguishable cash flows for any of its divisions. Therefore impairment assessments are performed at the Inktomi level. An impairment review is performed whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors considered important which could trigger an impairment review include, but are not limited to, significant underperformance relative to expected historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for our overall business, significant negative industry or economic trends and a significant decline in stock price resulting in Inktomi's market capitalization falling below Inktomi's shareholders equity for a sustained period. When it is determined that the carrying value of goodwill may not be recoverable based upon the existence of one or more of the above indicators of impairment, measurement of any impairment are based on a projected discounted cash flow method using a discount rate commensurate with the risk inherent in the current business model.

SOFTWARE DEVELOPMENT COSTS

      Software development costs have been accounted for in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. Under the standard, capitalization of software development costs begins upon the establishment of technological feasibility that, for us, is upon completion of a working model and ends upon release of the product. To date, such amounts have been insignificant, and accordingly, we have charged all software development costs to research and development expense.

REVENUE RECOGNITION

      LICENCES

      We recognize revenues from software licenses and services when the licensed product or service is delivered, collection is reasonably assured, the fee for each element of the transaction is fixed or determinable, persuasive evidence of an arrangement exists, and vendor-specific objective evidence exists to allocate the total fee to any undelivered elements of the arrangement.

      For software resellers, we generally recognize revenue upon selling into the channel, provided that persuasive evidence of an arrangement exists, fees are fixed or determinable, collectibility is probable, no contingencies exist and delivery has occurred. Reseller license revenue as a percentage of total revenue was 3%, 7% and 9% for fiscal 2002, 2001 and 2000, respectively. We do not offer a right of return and fees under these arrangements are non-refundable.

      For software original equipment manufacturers ("OEMs"), where there is a non-refundable prepayment, generally we recognize revenue upon completion and delivery of any required modifications for the OEM, provided that persuasive evidence of an arrangement exists, fees are fixed or determinable, collectibility is probable and no contingencies exist. We do not offer a right of return and fees are nonrefundable. In other cases, where there is no up-front payment, Inktomi recognizes revenue when the OEM notifies Inktomi of the royalties payable to Inktomi as a result of selling through the product. OEM license revenue from continuing operations as a percentage of total revenue was 3%, 7% and 1% for fiscal year ended September 30, 2002, 2001 and 2000, respectively. We do not offer a right of return.

      We estimate whether collection is reasonably assured based on our knowledge of the customers payment history with us and other sources that may include use of third-party credit rating agencies. Actual collection of amounts from customers will depend on customer specific circumstances and therefore amounts, which we have determined that collection is assured, may ultimately not be collected.

      We estimate whether fees are fixed and determinable based on contractual terms of the arrangement. We generally do not offer rights of refund or acceptance provisions. We do not record revenue until the lapse of these provisions, if provided. We assess whether there is sufficient history of collection for any payment terms provided to customers which are longer than what we provide the majority of our customers. We recognize revenue when amounts become due for any amounts considered to be extended payments.

      Fees from licenses sold together with consulting and implementation services are generally recognized upon delivery provided that the above criteria have been met, payment of the license fees is not dependent upon the performance of the services and the services are not essential to the functionality of the licensed software.

      In instances where the aforementioned criteria have not been met, both the licenses and consulting fees, excluding the upgrade and support elements, are recognized using contract accounting. Where reliable estimates can be made by management with respect to the extent of consulting or implementation services required for full functionality, the license and service revenue, excluding the upgrade and support element, is recognized on a percentage-of-completion method. Management estimates the percentage of completion for contracts based on the labor hours incurred compared to total estimated hours for the full implementation or completion of consulting services as well as contract milestones completed. We classify revenue from these arrangements as licenses, maintenance, and other services revenues, respectively, based upon the estimated fair value of each element.

      We assess numerous factors of services provided with licenses sold in order to determine whether they are essential to the functionality of the software including, but not limited to, our history of providing similar services, whether other vendors can provide similar services, whether core software is being changed and whether customer collection of license fees are contingent upon completion of services. Our assessment of these factors is based on our knowledge of the service market, the software functionality which the customer is purchasing and the contractual terms of the arrangement.

      Revenue on upgrade rights is recognized ratably over the term of the agreement and included in licences revenue.

WEB SEARCH SERVICES

      Web search services revenues are generated through a variety of contractual arrangements, which include general service fees, per-query search fees, database inclusion fees, maintenance fees and search service hosting fees.

      General services fees and per-query search fees are based, and recognized, on the query volume in the period or the minimum payments of the respective contract. Database inclusion fees are generated from customers who pay on a click-through basis and customers who pay a flat rate per universal resource locator ("URL") to be included in the Inktomi database. Fees based on click-throughs are recognized based on the activity for that period. Fees based on a flat rate per URL are recognized ratably over the term of the contract.

      Maintenance fees and search services hosting fees are recognized ratably over the term of the contract. For all Web search services, revenue is recognized when persuasive evidence of an arrangement exists, the services have been delivered, performance obligations have been satisfied, no refund obligations exist and collection is reasonably assured.

MAINTENANCE SERVICES

      Maintenance services revenues are generated through the sale of support services in connection with initial licence sales and renewals of support services after the initial service period. Support services generally have a term of one-year and are recognized over the term of the support agreement.

OTHER SERVICES

      Other services revenues are generated from consulting services and Commerce revenues, prior to the divestiture of our Commerce Division in March 2001 (see Note 1). Revenue from consulting services is recognized as services are performed or upon acceptance. We generated commerce revenues through a variety of contractual arrangements, consisting of annual infrastructure service fees, transaction fees from participating online merchants and per-query search fees and advertising revenues and general service fees from Internet portals and other Web site customers. Annual infrastructure service fees and general service fees are recognized ratably over the contract period. Transaction and per-query fees are recognized based on the activity in the period and advertising revenues are recognized in the period that the advertisement is displayed. Commerce revenues are included in other service revenue.

ADVERTISING COSTS

      We expense advertising costs as they are incurred. Advertising expense from continuing operations was approximately $8.2 million, $18.7 million, and $18.8 million in the years ended September 30, 2002, 2001, and 2000, respectively.

401(k) PLAN

      In May 1996, we established a 401(k) Plan which covers substantially all employees. Under the 401(k) Plan, employees are permitted to contribute up to 25% of gross compensation not to exceed the annual 402(g) limitation for any plan year. We may make discretionary contributions, but have not made any contributions to the 401(k) Plan since inception.

ACCOUNTING FOR STOCK-BASED COMPENSATION

      The Company uses the fixed intrinsic value method to record stock-based compensation for employees provided the stock options terms meet the requirements for fixed accounting. The fixed intrinsic value method requires that deferred stock compensation is recorded for the difference between the exercise price and fair value of the underlying common stock on the grant date of the stock option. Compensation expense resulting from employee stock options is amortized to expense ratably over the vesting period. Pro forma net loss disclosures are presented in Note 17, assuming all employee stock options were valued using the Black-Scholes model and the resulting stock-based compensation is amortized ratably over the vesting term. Stock-based compensation to non-employees is based on the fair value of the stock option estimated using the Black-Scholes model on the date of grant and re-measured until vested.

ACQUISITION-RELATED COSTS

      As a result of our FastForward acquisition in October 2000 and our WebSpective acquisition in October 1999, we recorded acquisition-related costs of $19.5 million and $4.0 million in fiscal 2001 and 2000, respectively, primarily for investment banking fees, accounting, legal and other professional expenses.

OTHER INCOME, NET

      Other income, net includes gains on sales of investments, interest income and expense, foreign exchange gains and losses and losses on asset dispositions. Other income for the years ended September 30, 2002, 2001 and 2000 consists of (in thousands):

                                                                    SEPTEMBER 30,
                                                         -------------------------------
                                                           2002       2001        2000
                                                         -------    --------    --------
Interest expense .....................................   $  (934)   $ (1,107)   $ (2,192)
Interest income ......................................     4,799      15,375      15,917
Foreign exchange gain (loss) .........................      (160)       (567)        118
Realized gain (loss) on sale of investments, net .....      (736)     (2,925)      1,930
Loss on disposition ..................................      (937)       (934)         --
Reversal of accruals associated with previous one time
  charges ............................................     2,755          --          --
Other ................................................     1,816         498       1,178
                                                         -------    --------    --------
Other income, net ....................................   $ 6,603    $ 10,340    $ 16,951
                                                         =======    ========    ========

INCOME TAXES

      Income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

COMPREHENSIVE INCOME (LOSS)

      SFAS No. 130, Reporting Comprehensive Income, requires companies to report foreign currency translation gains and losses and unrealized gains and losses on equity securities that have been previously excluded from net income and reflected instead in stockholders' equity. Comprehensive income (loss) for the periods ended September 30, 2002, 2001 and 2000 have been included in our Consolidated Statements of Changes in Stockholders' Equity.

NET LOSS PER SHARE

      We compute net loss per share in accordance with SFAS No. 128, Earnings per Share, and SAB No. 98. Under the provisions of SFAS No. 128 and SAB No. 98, basic and diluted net loss per share are based on the weighted average shares outstanding in each period. Basic net loss per share is calculated by dividing net loss by the weighted average number of outstanding shares during the period. Diluted net loss per share is calculated by adjusting the average number of outstanding shares assuming conversion of all potentially dilutive stock options and warrants under the treasury stock method. For all fiscal years presented, potentially dilutive stock options and warrants were excluded from the calculation of diluted net loss per share, as their effect would have been anti-dilutive.

      The following is a reconciliation of the numerator and denominator used to determine basic and diluted earnings per share ("EPS") (in thousands, except per share amounts):

                                                     FOR THE YEARS ENDED SEPTEMBER 30,
                                                    -----------------------------------
                                                        2002        2001         2000
                                                    ---------    ---------    ---------
Numerator
Loss from continuing operations .................    (255,818)    (240,957)      (7,973)
Loss from discontinued operations ...............    (244,977)     (55,525)     (19,367)
                                                    ---------    ---------    ---------
Net loss ........................................   $(500,795)   $(296,482)   $ (27,340)
                                                    =========    =========    =========
Denominator-- Basic and diluted EPS weighted
  average Common Stock outstanding ..............     144,168      127,361      124,068
  Less weighted average Common Stock subject to
     repurchase .................................      (1,475)      (1,753)     (11,038)
                                                    ---------    ---------    ---------
  Weighted average Common Stock used to calculate
     basic and diluted net loss per Common Share      142,693      125,608      113,030
                                                    =========    =========    =========
Basic and diluted net loss per Common share:
Loss from continuing operations .................   $   (1.79)   $   (1.92)   $   (0.07)

Loss from discontinued operations ...............       (1.72)       (0.44)       (0.17)
                                                    ---------    ---------    ---------
Net loss ........................................   $   (3.51)   $   (2.36)   $   (0.24)
                                                    =========    =========    =========
Dilutive securities outstanding that are not
  included as their effect would be
  anti-dilutive .................................      26,469       28,629       23,759
                                                    =========    =========    =========

BUSINESS RISK AND CONCENTRATION OF CREDIT RISK

      We operate in the internet and software industry, which is rapidly evolving and intensely competitive.

      Financial instruments that potentially subject us to concentrations of credit risk consist primarily of temporary cash investments (including money market accounts), short-term investments, and accounts receivable. We place our cash, cash equivalents, short-term investments and restricted cash with major financial institutions and such deposits exceed federally insured limits.

      We do not require collateral, and maintain allowances for potential credit losses on customer accounts when deemed necessary. For the year ended September 30, 2002, two customers accounted for 11% and 27% of all revenue generated. For the year ended September 30, 2001 one customer accounted for 10% of all revenue generated. In 2000, no customer accounted for 10% of revenue generated. At September 30, 2002, one customer accounted for 24% of gross accounts receivable, at September 30, 2001, no customer accounted for 10% of gross accounts receivable and at September 30, 2000, one customer accounted for 14% of gross accounts receivable.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

      In November 2001, the Financial Accounting Standards Board ("FASB") Emerging Issues Task Force ("EITF") reached a consensus on EITF Issue 01-09, Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Products, which is a codification of EITF 00-14, 00-22 and 00-25. This issue presumes that consideration from a vendor to a customer or reseller of the vendor's products to be a reduction of the selling prices of the vendor's products and, therefore, should be characterized as a reduction of revenue when recognized in the vendor's income statement and could lead to negative revenue under certain circumstances. Revenue reduction is required unless consideration relates to a separate identifiable benefit and the benefit's fair value can be established. We implemented EITF 01-09 during the fiscal year ended September 30, 2002. The adoption of EITF 01-09 did not have a significant impact on the financial position or results of operations for the fiscal 2001 and 2000.

      In July 2001, the FASB issued SFAS 142, Goodwill and Other Intangible Assets, which is effective for fiscal years beginning after December 15, 2001. SFAS 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions upon adoption for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the testing for impairment of existing goodwill and other intangibles. The impairment review required under SFAS 142 will involve a two-step process as follows:

      - Step 1 -- we will compare the fair value of our reporting units to the carrying value, including goodwill of each of those units. For each reporting unit where the carrying value, including goodwill, exceeds the unit's fair value, we will move on to step 2. If a unit's fair value exceeds the carrying value, no further work is performed and no impairment charge is necessary.

      - Step 2 -- we will perform an allocation of the fair value of the reporting unit to its identifiable tangible and non-goodwill intangible assets and liabilities. This will derive an implied fair value for the reporting unit's goodwill. We will then compare the implied fair value of the reporting unit's goodwill with the carrying amount of the reporting unit's goodwill. If the carrying amount of the reporting unit's goodwill is greater than the implied fair value of its goodwill, an impairment loss must be recognized for the excess.

      We will adopt SFAS 142 as of October 1, 2002 and expect to complete the initial review during our second quarter ending March 31, 2003.

      In October 2001, the FASB issued SFAS 144, Accounting for the Impairment or Disposal of Long-lived Assets. The objectives of SFAS 144 are to address significant issues relating to the implementation of SFAS 121, Accounting for the Impairment of Long-lived Assets to be Disposed of, and to develop a single accounting model, based on the framework established by SFAS 121, for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. Additionally, SFAS 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. Although SFAS 144 supercedes SFAS 121, it retains some fundamental provisions of SFAS 121. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. We will adopt SFAS 144 as of October 1, 2002 and do not expect that the implementation will have a significant effect on our financial statements, except for our expected discontinued operations treatment of the sale of our enterprise search division to Verity, Inc. (see Note 20).

      In June 2002, the FASB issued SFAS 146, Accounting for Exit or Disposal Activities. SFAS 146 addresses significant issues regarding the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for under EITF No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). The scope of SFAS 146 also includes costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS 146 will be effective for exit or disposal activities that are initiated after December 31, 2002 and early application is encouraged. The provisions of EITF No. 94-3 shall continue to apply for an exit activity initiated under an exit plan that met the criteria of EITF No. 94-3 prior to the adoption of SFAS 146. We will adopt FSAS 146 for exit or disposal activities that are initiated after December 31, 2002. The effect on adoption of SFAS 146 will change on a prospective basis the timing of when restructuring charges are recorded from a commitment date approach to when the liability is incurred.

      In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. The disclosure provisions of FIN 45 are effective for financial statements of interim or annual periods that end after December 15, 2002. The provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002, irrespective of a guarantor's year-end. We are currently assessing what the impact of the guidance would be on our financial statements.

      In November 2002, the EITF reached a consensus on issue No. 00-21 Accounting for Revenue Arrangements with Multiple Deliverables ("EITF 00-21") on a model to be used to determine when a revenue arrangement with multiple deliverables should be divided into separate units of accounting and, if separation is appropriate, how the arrangement consideration should be allocated to the identified accounting units. The EITF also reached a consensus that this guidance should be effective all revenue arrangements entered into in fiscal periods beginning after June 15, 2003, which for the company would be the quarter ending September 30, 2003. We are currently assessing what the impact of the guidance would be on our financial statements.

(3) DISCONTINUED OPERATIONS

      On December 17, 2002 to further focus our business on Web search services and to improve company cash flow, we completed the sale of our Enterprise Search division to Verity, Inc. ("Verity") (See note 1). In consideration for the sale, Verity agreed to pay $25.0 million in cash and assumed certain of our obligations under existing enterprise search business contracts, including customer support obligations. Of the consideration payable by Verity, $22.0 million has been paid. $3.0 million plus interest will be paid 18 months following the closing of the sale, subject to reduction for any indemnification claims made by Verity during such 18 month period. The transaction was structured as an asset sale. The gain on the sale of $12.4 million was recorded in December 2002. Verity acquired from us the assets relating to our enterprise search software business, which includes basic search, categorization and content refinement capabilities, as well as our XML technology assets

      The Enterprise Search division is accounted for as a discontinued operation in accordance with Statement of Financial Accounting Standard (SFAS) No. 144 Accounting for the Impairment or Disposal of Long-lived Assets and therefore, the results of operations and cash flows have been reclassified from the Company's results of operations and cash flows from continuing operations for all periods presented in the consolidated financial statements and presented separately as discontinued operations. The Enterprise Search division was part of the Company's Software Products reporting segment.

Revenues and the components of Loss from discontinued operations were as follows (in thousands):

                                                    FOR THE YEAR ENDED SEPTEMBER 30,
                                                   ---------------------------------
                                                    2002 (a)    2001 (b)    2000 (c)
                                                   ---------    --------    --------
Revenue                                            $  22,418    $ 26,036    $  3,551
Cost of Revenue                                       (2,894)     (2,650)     (1,678)
                                                   ---------    --------    --------
Gross Profit                                          19,524      23,386       1,873
Operating Expenses                                  (264,431)    (78,895)    (21,240)
                                                   ---------    --------    --------
Loss before income tax provision                    (244,907)    (55,509)    (19,367)
Income tax provision                                     (70)        (16)         --
                                                   ---------    --------    --------
Loss from discontinued operations                   (244,977)    (55,525)    (19,367)
                                                   =========    ========    ========

(a) Fiscal 2002 includes the following items in operating expenses: $48.9 million related to amortization of goodwill and other intangibles; $192.4 million related to impairment of goodwill and other intangibles (see Note
      13).

(b) Fiscal 2001 includes the following items in operating expenses: $64.7 million related to amortization of goodwill and other intangibles.

(c) Fiscal 2000 includes the following items in operating expenses: $13.2 million related to amortization of goodwill and other intangibles. $4.4 million for write off of in-process research and development (see Note 2).

The components of net assets related to the discontinued operations were as follows (in thousands):

                                                                        SEPTEMBER 30,
                                                                        -------------
                                                                            2002
                                                                          --------
      Current Assets ..................................................   $  3,051
      Property and equipment, net of accumulated depreciation of $1,171      1,265
      Goodwill and other intangibles, net and other long-term assets ..     10,422
      Current liabilities .............................................     (8,737)
                                                                          --------
      Net assets of discontinued operations ...........................   $  6,001
                                                                          --------

      Verity did not assume any outstanding accrued liabilities or other debt as part of the transaction, except for certain customer support obligations. These customer support obligations are associated with the Enterprise Search division's deferred revenue.

      The gain on disposal recorded in December 2002 is calculated as follows:

      Proceeds from disposal                         $ 22,000
      Net assets and liabilities disposed:
         Accounts receivable, net                      (2,445)
         Prepaid expenses and other current assets       (649)
         Property and equipment, net                     (237)
         Goodwill and other intangibles, net           (9,896)
         Deferred revenue                               5,623
      Disposal costs                                   (2,000)
                                                     --------
      Gain on disposal                               $ 12,396
                                                     ========

(4) PROPERTY, PLANT AND EQUIPMENT, NET

      Property, plant and equipment consists of (in thousands):

                                                             SEPTEMBER 30,
                                                       ----------------------
                                                          2002         2001
                                                       ---------    ---------
      Computer equipment ...........................   $  15,885    $  83,140
      Furniture and fixtures .......................         311       10,030
      Leasehold improvements .......................       3,157       35,306
      Building .....................................      24,950           --
      Land .........................................      19,850           --
                                                       ---------    ---------
                                                          64,153      128,476
      Less accumulated depreciation and amortization      (1,617)     (52,375)
                                                       ---------    ---------
      Property, plant and equipment, net ...........   $  62,536    $  76,101
                                                       =========    =========

      Net assets acquired under capitalized lease obligations are included in furniture and fixtures and totaled $0.3 million at September 30, 2002. Net assets acquired under capitalized lease obligations are included in computer equipment and furniture and fixtures and totaled $18.9 million at September 30, 2001. Depreciation expense for the year ended September 30, 2002, 2001, and 2000 was approximately $24.7 million, $32.1 million, and $22.1 million, respectively.

      As described in Note 12, building and land consist of our Bayside corporate headquarters. We purchased this facility for $114 million in August 2002. As of the purchase date we completed an impairment assessment of our corporate headquarter and related leasehold improvements in August 2002 resulting in a write down of the assets to the estimated fair value. This represents the new cost basis for the building and leasehold improvements. The building will be depreciated over the expected remaining economic life. As described in Note 20 the Company completed the sale of its corporate headquarters on December 20, 2002.

      Further as described in Note 12 the company completed an impairment assessment of its computer equipment and furniture and fixtures resulting in a write down of the assets to the estimated fair value. This represents the new cost basis for the assets and will be amortized over the expected remaining economic life.

(5) INVESTMENTS

      The following table summarizes the Company's investment in available-for-sale securities (in thousands):

                                                                                   SEPTEMBER 30, 2002
                                                                -------------------------------------------------------
                                                                    GROSS         GROSS        GROSS
                                                                  AMORTIZED     UNREALIZED   UNREALIZED      ESTIMATED
                                                                    COSTS         GAINS        LOSSES       FAIR VALUE
                                                                ------------    ---------    ----------    ------------
       Certificates of Deposits, Money Market
         Funds, Mutual Funds and Auction Rate
         Securities........................................     $        353    $     --       $   --      $        353
       United States Government and Agencies...............              999           1           --             1,000
       Municipal Bonds.....................................            9,751          --           --             9,751
       Corporate Debt Securities...........................           16,907         105           (1)           17,011
       Investment in Equity Securities.....................              331          --           --               331
                                                                ------------    --------       ------      ------------
                                                                $     28,341    $    106       $   (1)     $     28,446
                                                                ============    ========       ======      ============

                                                                                   SEPTEMBER 30, 2001
                                                                -------------------------------------------------------
                                                                    GROSS         GROSS        GROSS
                                                                  AMORTIZED     UNREALIZED   UNREALIZED      ESTIMATED
                                                                    COSTS         GAINS        LOSSES       FAIR VALUE
                                                                ------------    ---------    ----------    ------------
       Certificates of Deposits, Money Market
         Funds, Mutual Funds and Auction Rate
         Securities........................................    $     34,309     $     --    $        (1)   $     34,308
       United States Government and Agencies...............           1,008          172            (14)          1,166
       Municipal Bonds.....................................           5,910           --             --           5,910
       Corporate Debt Securities...........................          24,417          205            (11)         24,611
       Investment in Equity Securities.....................           3,222           37         (1,878)          1,381
                                                               ------------     --------    -----------    ------------
                                                               $     68,866     $    414    $    (1,904)   $     67,376
                                                               ============     ========    ===========    ============

      The contractual maturities of available-for-sale debt securities are as follows (in thousands):

                                              SEPTEMBER 30,
                                       ---------------------------
                                           2002           2001
                                       ------------   ------------
        Due within one year........    $     24,944   $     49,644
        Due over one year..........           3,171         16,351
                                       ------------   ------------
                                       $     28,115   $     65,995
                                       ============   ============

      The Company's investment in available-for-sale securities are classified as short term assets as we expect to sell the assets within one year.

(6) INCOME TAXES

                                           FOR THE YEAR ENDED
                                               SEPTEMBER 30,
                                          ----------------------
                                          2002    2001     2000
                                          ----   ------   ------
      Current:
        Federal .......................   $ --   $   --   $  741
        State .........................     81      236      225
        Foreign .......................    608      686      860
                                          ----   ------   ------
                                           689      922    1,826
      Deferred ........................     --       --       --
                                          ----   ------   ------
      Income tax provision continuing
      operations ......................   $689   $  922   $1,826
                                          ====   ======   ======

      Current:
        Federal .......................   $ --   $   --   $   --
        State .........................     --       --       --
        Foreign .......................     70       16       --
                                          ----   ------   ------
                                            70       16       --
      Deferred ........................     --       --       --
                                          ----   ------   ------
      Income tax provision discontinued
           operations .................   $ 70   $   16   $   --
                                          ====   ======   ======

      The principal items accounting for the difference between the income tax benefits computed using the United States statutory rate and the provision for income taxes from continuing operations are as follows (in thousands):

                                                      FOR THE YEAR ENDED
                                                         SEPTEMBER 30,
                                                -------------------------------
                                                  2002        2001       2000
                                                --------    --------    -------
      Federal tax benefit at statutory rate .   $(68,075)   $(77,710)   $(2,044)
      State tax benefit of federal tax effect     (8,048)    (12,172)      (124)
      Research and experimentation credits ..     (2,955)     (1,000)      (808)
      Acquisition-related costs .............        204         937       (136)
      Goodwill and other intangibles ........      3,419          --         --
      Amortization of deferred compensation .      1,736       3,853      2,410
      Foreign taxes .........................        608         686        860
      Other .................................     (1,800)       (441)      (274)
      Net operating losses not benefited ....     75,600      86,769      1,942
                                                --------    --------    -------
                                                $    689    $    922    $ 1,826
                                                ========    ========    =======

      For the year ended September 30, 2002, income (loss) before income tax provision for our United States entities was $(253.8) million and for our foreign entities was $(1.3) million. For the year ended September 30, 2001, income (loss) before income tax provision for our United States entities was $(241.0) million and for our foreign entities was $1.0 million. For the year ended September 30, 2000, income (loss) before income tax provision for our United States entities was $(8.4) million and for our foreign entities was $2.3 million.

      Net deferred tax assets (liabilities) comprise (in thousands):

                                                                   SEPTEMBER 30,
                                                             ----------------------
                                                                2002         2001
                                                             ---------    ---------
      Net operating loss carryforwards -- federal and state  $ 126,456    $  56,440
      Research credit and other credit carryforwards ......      9,373        5,179
      Capital loss carryforward ...........................     10,073        2,858
      Other liabilities and reserves ......................      4,496       11,676
      Deferred revenue ....................................      2,865        3,127
      Property and equipment ..............................     11,500        6,833
      Goodwill and other intangibles ......................    147,335       35,206
      Loss from equity investment .........................     33,628       30,308
      Other ...............................................         60          106
      Valuation allowance .................................   (345,786)    (151,733)
                                                             ---------    ---------
        Net deferred tax assets ..........................   $      --    $      --
                                                             =========    =========

      Due to the uncertainty surrounding the realization of the favorable tax attributes in future tax returns, we have recognized a valuation allowance against our otherwise recognizable net deferred tax assets.

      At September 30, 2002, we had the following carryforwards available to reduce future taxable income and income taxes (in thousands):

                                                           SEPTEMBER 30, 2002
                                                           ------------------
                                                           FEDERAL      STATE
                                                           -------      -----
      Net operating loss carryforwards (excluding stock
        compensation) .................................   $338,910   $199,799
      Net operating loss carryforwards (including stock
        compensation) .................................    641,263    450,628
      Research and experimentation credit carryforwards      5,913      5,242

      The federal and state net operating loss carryforwards expire through 2022 and 2009, respectively, and the research and experimentation credits expire through 2022.

      For federal and state tax purposes, our net operating loss and research and experimentation credit carryforwards could be subject to certain limitations on annual utilization if certain changes in ownership have occurred, as defined by federal and state tax laws.

      The tax benefit related to the exercise of stock compensation is recorded in the Additional Paid-in-Capital account.

(7) NOTES PAYABLE AND EQUIPMENT LINE

      Notes payable and line of credit comprise (in thousands):

                                               SEPTEMBER 30,
                                            -------------------
                                              2002       2001
                                            --------    -------
      Notes payable(1) ..................   $ 21,500    $    --
      Imputed interest(1) ...............       (247)        --
      Notes payable(2) ..................      3,611         --
      Notes payable(3) ..................      1,389
      Equipment notes(4) ................      3,750      6,250
      Equipment line(5) .................         --        481
                                            --------    -------
                                              30,003      6,731
      Current portion ...................    (30,003)    (2,500)
                                            --------    -------
      Notes payable, less current portion   $     --    $ 4,231
                                            ========    =======

----------
(1) At September 30, 2002, we had a note bearing interest at 0% until January 21, 2003 and 6% per annum thereafter resulting from the lease termination agreement with the landlords of our Parkside facilities. From the note inception to January 21, 2003, we applied an imputed annual interest rate of 6%. The loan is payable $5.0 million on or before October 1, 2002 and the remainder earlier of (i) January 21, 2003 or (ii) the date of the sale of the Bayside facility. On October 1, 2002, we paid the initial amount due of $5.0 million and on December 20, 2002, we paid the remaining $16.5 million upon the close of the Bayside facility (see Note 20). This loan was secured by our Bayside corporate headquarters facility.

(2) At September 30, 2002, we had a line of credit with a banking institution that was primarily collateralized by our accounts receivable. Interest rate is prime plus 3% per annum. The loan is repayable one year from September 30, 2002.

(3) At September 30, 2002, we had a secured promissory note with a banking institution that was secured by all pledges and security interests previously, now or hereafter granted by Inktomi to the bank. Interest rate is prime plus 3% per annum. The note is repayable on October 5, 2002.

(4) At September 30, 2002 and 2001, the equipment note consisted of one loan which has equal monthly payments of $208,000 plus interest at prime (4.75% at September 30, 2002). The note is collateralized by the underlying equipment.

(5) At September 30, 2001, we had an equipment line with a leasing company for $481. The monthly payment on the equipment line was $30,000 as of September 30, 2001. The equipment line was collateralized by the underlying equipment. The interest rate was approximately 7%.

      The carrying value of notes payable approximated fair value as the related interest rates approximate market rates.

      On September 30, 2002, we entered into a new Loan Modification Agreement with our bank as a result of our failure to comply with certain covenants under our existing loan arrangements. The Loan Modification Agreement provides a waiver of existing breaches and the revised covenants under this agreement require, among other things, (i) that we maintain monthly unrestricted cash balances of not less than $27.5 million, (ii) that we maintain a tangible net worth of not less than $25 million at the end of each month until March 2003, and of not less than $13 million as of the end of each month from April 2003 to September 2003, and (iii) that we do not incur a net loss of more than $137 million for the quarter ended September 30, 2002, $10.3 million for the quarter ended December 31, 2002, $7.6 million for the quarter ended March 31, 2003, $4.7 million for the quarter ended June 30, 2003 and $1.3 million for the quarter ended September 30, 2003. The covenants also prohibit us from paying cash dividends.

      The Loan Modification Agreement also contains a material adverse change clause. As a result of this provision, we will be in default under the loan facility if any of the following conditions exist: payment default, covenant default, the occurrence of a material adverse change, default under certain other agreements, subordinated debt and judgments, misrepresentations regarding information we have disclosed to the bank, and insolvency. Upon the occurrence of a default the bank may declare all obligations due and payable immediately, settle or adjust disputes and claims directly with account debtors for amounts that the bank considers advisable, make such payments as necessary to protect its security interest in the collateral, apply company balances held by the bank to the obligations, and sell the collateral.

      We violated the minimum cash balance convents for the months ending October and November 2002. The bank waived the covenant violations on December 27, 2002. The Company is currently negotiating to restructure its loan covenants, as it is probable that it will be in violation of the maximum GAAP loss covenants for the quarter ended December 31, 2002. In December 2002, the bank prospectively waived the maximum GAAP loss covenant for the quarter ended December 31, 2002. Accordingly, we have classified all amounts due as current under this facility at September 30, 2002. If we were required to repay the amounts borrowed under these loan arrangements, it would reduce the amount of cash we have available for our operations (see Note 20).

(8) ACCRUED LIABILITIES

      Accrued liabilities comprise (in thousands):

                                               SEPTEMBER 30,
                                            -----------------
                                              2002      2001
                                            -------   -------
      Accrued compensation ..............   $ 7,866   $21,831
      Accrued royalties .................     2,140     9,020
      Accrued consulting ................     1,203     5,301
      Accrued marketing .................     1,392     4,496
      Accrued for restructuring (Note 14)     8,522     4,375
      Accrued legal costs ...............       727     2,021
      Accrued taxes .....................     1,737     1,481
      Other accrued liabilities .........     6,593    10,121
                                            -------   -------
           Total accrued liabilities ....   $30,180   $58,646
                                            =======   =======

(9) GOODWILL AND OTHER INTANGIBLES, NET

      Goodwill and Other Intangibles, net consist of (in thousands):

                                                                      SEPTEMBER 30,
                                                                 ---------------------
                                                                   2002         2001
                                                                 --------    ---------
      Goodwill (5 year life for acquisitions before July 2001)   $  8,207    $ 374,125
      Purchased technology (3 year life) .....................      1,900           --
      Accumulated amortization ...............................        (79)    (120,132)
                                                                 --------    ---------
           Total Goodwill and Other Intangibles, net .........   $ 10,028    $ 253,993
                                                                 ========    =========

      The following table presents the years ended September 30, 2002, 2001, and 2000 results of operations reformatted to exclude goodwill amortization. These adjusted results are presented as required by SFAS 142 to allow a comparison between actual results and the adjusted results. The first table includes income from continuing operations and earnings per share from continuing operations. The second table presents the same data for the total company including both continuing operations and discontinued operations:

                                                        FOR THE YEAR ENDED SEPTEMBER 30,
                                                       ---------------------------------
       CONTINUED OPERATIONS ONLY                          2002         2001        2000
       -----------------------------------------       ---------    ----------   ---------
      Loss from continuing operations:
        Reported loss from continuing operations       $(255,818)   $(240,957)   $  (7,973)
        Add: Goodwill amortization                         1,268        5,745           --
                                                       ---------    ---------    ---------
        Adjusted loss from continuing operations       $(254,550)   $(235,212)   $  (7,973)
                                                       =========    =========    =========
      Basic and diluted loss per share from
        Continuing operations:
        Reported loss from continuing operations       $   (1.79)   $   (1.92)   $   (0.07)
        Add: Goodwill amortization                     $    0.01    $    0.05    $      --
                                                       ---------    ---------    ---------
        Adjusted loss from continuing operations       $   (1.78)   $   (1.87)   $   (0.07)
                                                       =========    =========    =========
        Weighted average shares outstanding used in
          per share calculation                          142,693      125,608      113,030

                                                         FOR THE YEAR ENDED SEPTEMBER 30,
                                                        --------------------------------
       CONTINUED AND DISCONTINUED OPERATIONS              2002         2001         2000
       -----------------------------------------       ---------    ----------   ---------
       Net loss:
         Reported net loss                             $(500,795)   $(296,482)   $ (27,340)
         Add: Goodwill amortization                       50,127       70,426       13,182
                                                       ---------    ---------    ---------
         Adjusted net loss                             $(450,668)   $(226,056)   $ (14,158)
                                                       =========    =========    =========
       Basic and diluted net loss per share from
          continuing operations:
         Reported net loss                             $   (3.51)   $   (2.36)   $   (0.24)
         Add: Goodwill amortization                    $    0.35    $    0.56    $    0.12
                                                       ---------    ---------    ---------
         Adjusted net loss                             $   (3.16)   $   (1.80)   $   (0.12)
                                                       =========    =========    =========
         Weighted average shares outstanding used in
            per share calculation                        142,693      125,608      113,030

(10) OTHER ASSETS

      Other assets consist of (in thousands):

                                                         SEPTEMBER 30,
                                                     ---------------------
                                                      2002           2001
                                                     ------         ------
      Security deposits ....................         $3,321         $4,747
      Other assets .........................          1,387            731
                                                     ------         ------
           Total Other Assets ..............         $4,708         $5,478
                                                     ======         ======

(11) IMPAIRMENT OF INVESTMENTS

      In late 1999 and early 2000, we made numerous equity investments in both public and private companies for strategic purposes. Our approach was to invest in companies that were working to expand the markets that we believed to be strategically beneficial to us. Market conditions for technology companies began to deteriorate in late 2000 and this deterioration continued during the first half of 2001. During our quarter ended June 30, 2001 we determined that there was an other-than-temporary decline, or impairment, in value of most of our strategic investments in the amount of $65.9 million. The $65.9 million impairment charge consists of $39.7 million related to four public company investments and $26.2 million related to nine private company investments. We considered the prolonged decline in overall technology market conditions as well as factors such as liquidity and market acceptance on a company specific basis.

(12) IMPAIRMENT OF PROPERTY, PLANT AND EQUIPMENT

FISCAL 2002

      In August 2000, we entered into an operating lease agreement for the land and facilities of our corporate headquarters, known as Bayside, in Foster City, California. This operating lease is commonly referred to as a synthetic lease because it represents a form of off-balance sheet financing under which an unrelated third-party funds 100% of the costs of the acquisition of the property and leases the asset to Inktomi as lessee. Under the lease terms, we were required to pay lease payments for five years to the lessor. The payments were calculated based on a floating interest rate applied against a $114 million principal value. The agreement was assigned to a third party lessor under the terms of a lease finance structure. This structure also required the creation and maintenance of a cash collateral account that limited the liquidity of $119.6 million of our cash, which was classified as long-term on our balance sheet. During the term of the lease, we had a purchase option to buy the building for $114 million plus breakup fees or to extend the lease. If we elected not to purchase the building or extend the lease term, we had guaranteed to compensate the lessor for the difference between the market value of the building and $114 million, limited upwards to a maximum amount of $101 million (residual value guarantee).

      In our third quarter of 2002, due to the declining commercial real estate market in the Bay Area, we believed that it was probable at the end of the lease term by August 2005 that the market value of our Bayside corporate headquarters would be less than the $114 million guaranteed. Therefore, we accrued for this loss on a straight-line basis from April 1, 2002 to the end of the lease term. Accordingly, we had recorded $2.2 million in fiscal 2002 as the total estimated future probable loss amounted to $18.8 million. This loss was based on the difference between the residual value guarantee amount and the estimated value of our Bayside corporate headquarters at the end of the lease term determined through the use of estimated future sublease income provided by commercial real estate brokers.

      In August 2002, through the execution of a Termination and Release Agreement, we exercised the purchase option under our operating lease arrangement for the Bayside corporate headquarters. Title for such facilities was transferred to Inktomi on such date. We paid $114.0 million to Deutsche Bank and its affiliates, the holders of the synthetic lease, for the purchase of the Bayside corporate headquarters.

      At the purchase date we valued the Bayside corporate headquarters at $44.8 million based on established valuation techniques. As a result of this valuation, we incurred a charge of $67.0 million in the quarter ended September 30, 2002. We also wrote down to zero the net book value of the Bayside leasehold improvements which totaled $15.5 million during the quarter ended September 30, 2002.

      In September 2002, we incurred $10.5 million non-cash corporate asset impairment primarily related to computer equipment and furniture and fixtures held in use as the expected cash flows were less than the carrying value of these assets. Factors which triggered our assessment for impairment included continued negative cash flows from operations, continued operating losses and carrying values which exceeded market values. These assets were written down to their estimated fair value based on information obtained from recent sales of similar assets. After the asset write-offs, we expect depreciation expenses to reduce by $2.1 million per quarter beginning in the quarter following the impairment.

      Primarily as a result of our July 2002 restructuring (see Note 14), we incurred an $8.7 million non-cash asset impairment charge related to abandoned assets of the web search group and content networking products group equipment.

      As a result of our December 2001 restructuring (see Note 14), we incurred a $1.3 million asset impairment charge. The $1.3 million write-down represents computer equipment consisting of $0.5 million of abandoned assets in the London office that was downsized in the restructuring and $0.8 million of abandoned assets related to Content Bridge services that were discontinued as a product line in the quarter.

FISCAL 2001

      As a result of our September 2001 restructuring (see Note 14), we incurred a $0.7 million asset impairment charge related to abandoned fixed assets.

      As a result of our June 2001 restructuring (see Note 14), we incurred a $0.2 million asset impairment charge related to abandoned fixed assets.

(13) IMPAIRMENT OF GOODWILL AND OTHER INTANGIBLES

FISCAL 2002

      On June 30, 2002, we recorded a charge of $200.9 million to reflect the impairment of goodwill and other intangibles created from the purchase of Ultraseek ($192.4 million) and eScene ($8.5 million). In fiscal 2000, we integrated Ultraseek's product offerings and operations into our entire organization and, therefore, the associated goodwill from this purchase transaction was accounted for as enterprise goodwill. In the quarter ended June 30, 2002, we experienced a sustained decline in our market capitalization to amounts well below our net book value. In addition, other factors occurred in the quarter ended June 30, 2002 that led us to assess whether an enterprise goodwill impairment charge was appropriate. In particular, America Online, one of our largest customers announced in April 2002, that it would not renew its web search contract with us upon expiration in August 2002. In addition, we were experiencing continued negative cash flows during the third quarter ended June 30, 2002. These factors affected our overall enterprise value leading to further decreases in the market capitalization. Because of these factors we conducted an enterprise goodwill impairment analysis under APB. 17 and recorded a charge at June 30, 2002 related to the goodwill created from the purchase of Ultraseek and eScene. As a result of the sale of the Enterprise Search Division to Verity as described in Note 3 the impairment charges related to the Ultraseek acquisition have been classified as part of discontinued operations in the Company's Consolidated Statement of Operations.

      In December 2001, we evaluated the remaining intangible assets associated with our asset purchase from Adero and recorded a $1.8 million charge to write-off the remaining net book value as there will be no further revenue streams related to these assets.

      Due to the sale of the Enterprise search division to Verity as described in Note 3 the impairment charges related to goodwill and other intangible from the Ultraseek acquisition have been classified as part of discontinued operations in the Company's Consolidated Statement of Operations. As a result total impairment charges for continuing operations were $10.2 million and total impairment charges for discontinuing operations were $192.4 million.

FISCAL 2001

      During fiscal 2001, we recorded a charge of $44.9 million to reflect the impairment of goodwill and other intangibles, primarily related to our goodwill associated with our investment in AirFlash and with the assets acquired from Adero. Our private equity investment in AirFlash was determined to be impaired due to continuing sustained operating losses and no success by AirFlash of obtaining additional funding. No cash flows were anticipated from our investment in AirFlash therefore the associated goodwill was fully impaired. Our goodwill related to the assets acquired from Adero was determined to be impaired as we licensed the remaining technology to a third party during 2001 and estimated discounted cashflows were below the carrying value of the goodwill. An impairment was recorded to adjust the carrying value of the Adero goodwill down to the estimated fair value, which was based on the estimated discounted cash flows.

(14) RESTRUCTURING

FISCAL 2002

      For fiscal 2002, we incurred $20.1 million in restructuring charges less $0.2 million release of excess accrual that related to a fiscal 2001 restructuring of the total charges $19.7 million related to continuing operations and $0.4 million related to discontinued operations. At September 30, 2002, $7.4 million for restructuring remained outstanding as an accrued liability on our balance sheet. The restructuring for fiscal 2002 consisted of:

Fiscal 2002 Fourth Quarter Restructuring:

      In July 2002, we announced plans to focus our business on web search and enterprise retrieval markets. As a result, we significantly scaled back the content networking products group and related corporate infrastructure and eliminated 286 positions from continuing operations and 4 positions from discontinued operations and closed several sales offices around the world. As a result of this restructuring, we incurred a total charge of $15.4 million made up of $11.9 million of severance and related expenses and $3.5 million in costs associated primarily with the consolidation of sales offices in North America and Europe. Approximately $8.3 million of the charge was paid in the quarter ended September 30, 2002 and the remainder will be paid over the next twelve months.

      The following table sets forth an analysis of the components of the fiscal 2002 fourth quarter restructuring charge and the payments made against the accrual through September 30, 2002 (in thousands):

                                                                                 UNDERUTILIZED
                                                             SEVERANCE RELATED       SPACE            TOTAL
                                                             -----------------   -------------       --------
      Restructuring provision from continuing operations:
         Severance related                                        $ 11,805           $    --         $ 11,805
         Committed excess facilities                                    --             3,535            3,535
                                                                  --------           -------         --------
            Total continuing operations                             11,805             3,535           15,340
                                                                  --------           -------         --------
      Restructuring provision from discontinued operations:
         Severance related                                              69                --               69
                                                                  --------           -------         --------
               Total discontinued operations                            69                --               69
                                                                  --------           -------         --------
      Total                                                         11,874             3,535           15,409
      Cash paid                                                     (7,922)             (363)          (8,285)
                                                                  --------           -------         --------
      Accrual balance at September 30, 2002                       $  3,952           $ 3,172         $  7,124
                                                                  ========           =======         ========

Fiscal 2002 Third Quarter Restructuring:

      In April 2002, we completed a restructuring and a workforce reduction of approximately 43 employees from continuing operations and 7 employees from discontinued operations to reduce our operating expenses. All of our functional areas were affected by the reduction. As a result of this workforce reduction, we incurred a total charge of $2.2 million. During the quarter ended September 30,

2002, a $0.3 million adjustment was made to reduce the charge for severance and related expenses. As of September 30, 2002, approximately $0.3 million of this restructuring accrual remained outstanding as an accrued liability on our balance sheet. The remaining payments will be made over the next six months.

      The following table sets forth an analysis of the components of the fiscal 2002 third quarter restructuring charge and the payments made against the accrual through September 30, 2002 (in thousands):

                                                                                      UNDERUTILIZED
                                                                  SEVERANCE RELATED       SPACE              TOTAL
                                                                  -----------------   -------------         --------
      Restructuring provision from continuing operations:
         Severance related                                             $ 1,692             $  --             $ 1,692
         Committed excess facilities                                        --               268                 268
                                                                       -------             -----             -------
            Total continuing operations                                  1,692               268               1,960
                                                                       -------             -----             -------
      Restructuring provision from discontinued operations:
         Severance related                                                 260                --                 260
                                                                       -------             -----             -------
               Total discontinued operations                               260                --                 260
                                                                       -------             -----             -------
      Total                                                              1,952               268               2,220
      Cash paid                                                         (1,610)              (50)             (1,660)
      Release of excess accrual                                           (273)               --                (273)
                                                                       -------             -----             -------
      Accrual balance at September 30, 2002                            $    69             $ 218             $   287
                                                                       =======             =====             =======

Fiscal 2002 First Quarter Restructuring:

      In the quarter ended December 31, 2001, we announced and substantially completed a restructuring and a workforce reduction of approximately 110 employees from continuing operations and 5 employees from discontinued operations to reduce our operating expenses. All of our functional areas were affected by the reduction. As a result of this workforce reduction, we incurred a total charge of $2.7 million. As of September 30, 2002, none of this restructuring accrual remained outstanding as an accrued liability on our balance sheet.

      The following table sets forth an analysis of the components of the fiscal 2002 first quarter restructuring charge and the payments made against the accrual through September 30, 2002 (in thousands):

                                                                                      UNDERUTILIZED
                                                                  SEVERANCE RELATED       SPACE              TOTAL
                                                                  -----------------   -------------         --------
      Restructuring provision from continuing operations:
         Severance related                                             $ 2,423             $  --             $ 2,423
         Committed excess facilities                                        --               215                 215
                                                                       -------             -----             -------
            Total continuing operations                                  2,423               215               2,638
                                                                       -------             -----             -------
      Restructuring provision from discontinued operations:
         Severance related                                                  74                --                  74
                                                                       -------             -----             -------
               Total discontinued operations                                74                --                  74
                                                                       -------             -----             -------
      Total                                                              2,497               215               2,712
      Cash paid                                                         (2,497)             (215)             (2,712)
                                                                       -------             -----             -------
      Accrual balance at September 30, 2002                            $    --             $  --             $    --
                                                                       =======             =====             =======

FISCAL 2001

      For fiscal 2001, we accrued $11.6 million for restructuring charges of the total charges $11.5 million related to continuing operations and $0.1 million related to discontinued operations. At September 30, 2002, $1.1 million for restructuring remained outstanding as an accrued liability on our balance sheet. The restructuring for fiscal 2001 consisted of:

Fiscal 2001 Fourth Quarter Restructuring:

      In the quarter ended September 30, 2001, we instituted a restructuring and a workforce reduction of approximately 33 employees from continuing operations and 2 employees from discontinued operations to reduce our operating expenses. The reduction in workforce primarily affected our employees working on wireless related products, which is part of our content networking products group. As a result of this restructuring, we incurred a total charge of approximately $6.6 million in the quarter ended September 30, 2001. This charge included costs associated with underutilized space and office consolidations related primarily to approximately eight sales offices in North America and the United Kingdom. During the quarter ended September 30, 2002, a $0.2 million adjustment was made to reduce the charge for severance and related expenses. As of September 30, 2002, approximately $1.1 million of this restructuring accrual remained outstanding as an accrued liability on our balance sheet, which will be paid over the next twelve months.

      The following table sets forth an analysis of the components of the fiscal 2001 fourth quarter restructuring charge and the payments made against the accrual through September 30, 2002 (in thousands):

                                                                                      UNDERUTILIZED
                                                                  SEVERANCE RELATED       SPACE                TOTAL
                                                                  -----------------   -------------           --------
      Restructuring provision from continuing operations:
         Severance related                                             $ 2,161             $    --             $ 2,161
         Committed excess facilities                                        --               4,375               4,375
                                                                       -------             -------             -------
            Total continuing operations                                  2,161               4,375               6,536
                                                                       -------             -------             -------
      Restructuring provision from discontinued operations:
         Severance related                                                  40                  --                  40
                                                                       -------             -------             -------
               Total discontinued operations                                40                  --                  40
                                                                       -------             -------             -------
      Total                                                              2,201               4,375               6,576
      Cash paid                                                         (2,201)             (3,064)             (5,265)
      Release of excess accrual                                             --                (200)               (200)
                                                                       -------             -------             -------
      Accrual balance at September 30, 2002                            $    --             $ 1,111             $ 1,111
                                                                       =======             =======             =======

Fiscal 2001 Third Quarter Restructuring:

      In the quarter ended June 30, 2001, we announced and substantially completed a restructuring and a workforce reduction of approximately 194 employees from continuing operations and 6 employees from discontinued operations to reduce our operating expenses. All of our functional areas were affected by the reduction. Included in the restructuring charge was $0.6 million for professional fees related primarily to job consultation services for displaced employees. As a result of this workforce reduction, we incurred a total charge of $5.0 million. As of September 30, 2002, no amount remained outstanding as an accrued liability on our balance sheet.

      The following table sets forth an analysis of the components of the fiscal 2001 third quarter restructuring charge and the payments made against the accrual through September 30, 2002 (in thousands):

                                                                                       UNDERUTILIZED
                                                                 SEVERANCE RELATED        SPACE                 TOTAL
                                                                 -----------------     -------------           --------
      Restructuring provision from continuing operations:
         Severance related                                             $ 3,919             $    --             $ 3,919
         Committed excess facilities                                        --               1,017               1,017
                                                                       -------             -------             -------
            Total continuing operations                                  3,919               1,017               4,936
                                                                       -------             -------             -------
      Restructuring provision from discontinued operations:
         Severance related                                                  80                  --                  80
                                                                       -------             -------             -------
               Total discontinued operations                                80                  --                  80
                                                                       -------             -------             -------
      Total                                                              3,999               1,017               5,016
      Cash paid                                                         (3,999)             (1,017)             (5,016)
                                                                       -------             -------             -------
      Accrual balance at September 30, 2002                            $    --             $    --             $    --
                                                                       =======             =======             =======

(15) PARKSIDE LEASE RESTRUCTURING AND TERMINATION

      In April 2000, we entered into a lease agreement commencing January 1, 2002 for 381,050 square feet of office space in two mid-rise office buildings in Foster City, California, known as Parkside Towers. Payments under the lease commenced on January 1, 2002, when the property was delivered to Inktomi by the developer and continue over the lease term ending October 31, 2014 for one building and October 31, 2016 for the second building.

      In the quarter ending March 31, 2002, we completed our assessment of our current and future anticipated needs for operating facilities and adopted a plan to consolidate our operating facilities. In accordance with this plan, we recorded a lease termination charge of $74.6 million during the quarter ended March 31, 2002 related to the abandonment of our lease for 381,050 square feet of office space described above. Of the $74.6 million charge, $62.3 related to the expected loss on future subleases and $12.3 related to asset write-offs. Lease abandonment costs for this facility were estimated to include the remaining lease liabilities through the term of the lease, impairment of leasehold improvements, estimated future leasehold improvements and brokerage fees offset by estimated sublease income. Estimates related to sublease costs and income are based on assumptions regarding the period required to locate sub-lessees and sublease rates which were derived from market trend information provided by commercial real estate brokers.

      The following table sets forth an analysis of the components of the Parkside lease restructuring and termination charge. As of September 30, 2002, all payments have been made.

                                                                    ABANDONED              ASSET
                                                                      SPACE              WRITE-OFFS              TOTAL
                                                                    ---------            ----------            ---------
       Parkside lease termination charges:
        Remaining lease liabilities ....................            $ 284,615             $     --             $ 284,615
        Estimated future leasehold improvements ........                3,781                   --                 3,781
        Brokerage fees .................................                3,792                   --                 3,792
        Estimated sublease income ......................             (229,895)                  --              (229,895)
        Leasehold improvement impairment ...............                   --               12,315                12,315
                                                                    ---------             --------             ---------
           Total restructuring charge prior to lease
             termination agreement .....................               62,293               12,315                74,608
        Additional charges for lease termination .......                5,378                   --                 5,378
                                                                    ---------             --------             ---------
      Total Parkside lease restructuring and termination
        charge .........................................               67,671               12,315                79,986
      Cash paid ........................................              (67,671)                  --               (67,671)
      Non-cash charges .................................                   --              (12,315)              (12,315)
                                                                    ---------             --------             ---------
      Accrual balance at September 30, 2002 ............            $      --             $     --             $      --
                                                                    =========             ========             =========

      On September 5, 2002, we executed a Lease Termination Agreement providing for the termination of Parkside Towers. In exchange for the termination of the lease, we agreed to pay the landlords certain consideration including the following: (i) immediate surrender of the cash security deposit of approximately $1.5 million, (ii) consent for the landlords to immediately draw on a letter of credit with Silicon Valley Bank in the amount of approximately $16.5 million,
(iii) immediate cash payment of $12.0 million, a portion of which covered August rent and the pro-rated rent for the month of September through the effective date of the Lease Termination Agreement, (iv) issuance of a $21.5 million promissory note, including $0.2 million of imputed interest, of which $5 million is payable on October 1, 2002 and $16.5 million is paid the earlier of the sale of the Bayside facilities or January 21, 2003, (v) payment of 50% of any amounts in excess of $50 million that Inktomi realize upon the sale of the Bayside facilities, (vi) issuance of five million shares of our common stock valued at $2.3 million, (vii) the transfer of two HVAC chillers, (viii) the relinquishment of Inktomi's claim to undisbursed portions of the landlords' obligations to contribute funds for tenant improvements in the amount of $441,223, (ix) the granting of registration rights related to the 5 million shares of common stock issued to the Parkside landlords, and (x) the granting of deeds of trust for the Bayside facilities to the landlords to secure the $21.5 million promissory note.

      Total value of the lease termination, including cash and non-cash items, was $54.0 million. We recorded a charge of $5.4 million in the fiscal 2002 fourth quarter representing the cost in excess of the remaining lease restructuring accrual initially recorded in the quarter ended March 31, 2002.

      As part of the lease termination transaction, the landlords of the Parkside facility (and their affiliates) agreed, at Inktomi's election, to purchase the Bayside facilities (see Note 12 to the Financial Statements) for $37.5 million. Inktomi's right to require the landlords to purchase the Bayside facilities commenced on November 1, 2002 and ended on January 21, 2003. In December 2002, we sold the building to a third party for $41.6 million (see Note
20).

(16) COMMITMENTS AND CONTINGENCIES

      We have entered into non-cancelable operating leases for office space and equipment and capital leases for equipment with original terms ranging from six months to 15 years. The capital leases are collateralized by their respective underlying assets. The future minimum lease payments under capital leases and non-cancelable operating leases, and the future lease and sublease income under non-cancelable lease and sublease agreements at September 30, 2002 are as follows (in thousands):

                                                                                     LEASE &
                                                                      OPERATING     SUBLEASE        CAPITAL
                                                                       LEASES        INCOME         LEASES
                                                                    ------------  ------------   -----------
         Years ending September 30:
         2003...................................................    $      7,382  $      6,270   $     1,271
         2004...................................................           4,952         4,471           219
         2005...................................................           4,024         2,466            --
         2006...................................................           3,095         2,539            --
         2006...................................................           3,141           644            --
       Thereafter...............................................          15,100            --            --
                                                                    ------------  ------------   -----------
       Total minimum lease payments.............................    $     37,694  $     16,390   $     1,490
                                                                    ============  ============
       Amount representing interest.............................                                         (64)
                                                                                                 -----------
       Present value of minimum lease payments..................                                       1,426
       Current portion..........................................                                      (1,210)
                                                                                                 -----------
       Capital lease obligations, less current portion..........                                 $       216
                                                                                                 ===========

      On December 20, 2002, we entered into a five year lease commitment amounting to approximately $9.8 million commitment net of costs (see Note 20)

      In connection with our acquisition of FastForward, we assumed operating leases on certain facilities and equipment under non-cancelable operating leases, some of which provide for periodic rent increases based on the general rate of inflation.

      Rent expense was approximately $19.5 million, $16.1 million, and $10.0 million for the years ended September 30, 2002, 2001, and 2000, respectively.

      On August 2, 2001, an amended complaint was filed by Network Caching Technology, L.L.C. in the United States District Court for the Northern District of California against Inktomi as well as other providers of caching technologies including Novell, Inc., Akamai Technologies, Inc., Volera, Inc., and Cacheflow, Inc. Plaintiff alleges that certain products marketed by Inktomi and the other defendants violate one or more patents owned by plaintiff. The complaint seeks compensatory and other damages and injunctive relief. We were served the complaint on August 7, 2001. We subsequently filed a response denying the allegations and asserting a number of defenses. At this time it is too early to estimate any potential losses from this action and whether this action may have a material impact on the results of operations. We are vigorously defending against this action.

      In October 2002 a complaint was served by Teknowledge Corporation (see
Note 20).

      From time to time, we are also involved in other legal actions arising in the ordinary course of business. We have incurred certain amounts associated with defending these matters. There can be no assurance the Network Caching, Teknowledge Corporation or other third party assertions will be resolved without costly litigation, in a manner that is not adverse to our financial position, results of operations or cash flows or without requiring royalty payments in the future which may adversely impact gross margins. No estimate can be made of the possible loss or possible range of loss associated with the resolution of these contingencies. As a result, no losses have been accrued in our financial statements as of September 30, 2002.

(17) STOCKHOLDERS' EQUITY

      In November 2001, we completed a public offering of our Common Stock in which we sold approximately 13.2 million shares raising $52.8 million, net of issuance costs and underwriters' discounts.

      On June 30, 2000, our Board of Directors adopted a Shareholders' Rights Plan. Under the plan, we issued a dividend of one right for each share of our Common Stock held by stockholders of record as of the close of business on August 21, 2000. The plan was designed to assure stockholders fair value in the event of a future unsolicited business combination or similar transaction we could become involved in. Each right entitles stockholders to purchase a fractional share of our Preferred Stock for $1,000. The rights are not immediately exercisable and become exercisable only upon the occurrence of certain events. Upon certain other events, unless redeemed for $0.001 per right, the rights will become exercisable by holders, other than rights held by an unsolicited third party acquirer, for shares of Inktomi or of the third party acquirer having a value of twice the right's then-current exercise price.

      In fiscal 2002, we raised $5.8 million in cash from issuance of approximately 3.6 million shares of Common Stock associated with option and warrant exercises. In fiscal 2001, we raised $3.9 million in cash from the issuance of approximately 1.2 million shares of Common Stock associated with option and warrant exercises.

      We have authorized 10,000,000 shares of Preferred Stock with none outstanding as of September 30, 2002 and 2001.

EMPLOYEE STOCK PURCHASE PLAN

      The Employee Stock Purchase Plan (the "ESPP") has reserved for issuance
2.0 million shares of Common Stock plus an annual increase to be added on each anniversary date of the adoption of the ESPP equal to the lesser of (i) the number of shares needed to restore the maximum aggregate number of shares available for purchase under the ESPP to 2.0 million shares or (ii) a lesser amount determined by the Board. The ESPP is administered over offering periods of 24 months each, with each offering period divided into four consecutive six month purchase periods beginning November 1 and May 1 of each year. Eligible employees may designate not more than 15 percent of their cash compensation to be deducted each pay period for the purchase of Common Stock under the ESPP, and participants may not purchase more than $25,000 worth of stock in any one calendar year. Shares of Common Stock are purchased with the employee's payroll deductions accumulated during the six months, generally at a price per share of 85% of the market price of the Common Stock on the employee's entry date into the applicable offering period or the last day of the applicable purchase period, whichever is lower. As of September 30, 2002, there were 2.0 million shares of Common Stock reserved for future issuance under the ESPP. Shares purchased under the ESPP plan by employees were approximately 0.6 million, 0.2 million and 0.7 million at a weighted average price of $2.50, $23.97 and $7.78 for fiscal 2002, 2001 and 2000, respectively.

STOCK OPTION PLANS

      We have adopted various stock option plans and assumed other stock option plans in connection with our acquisitions (the "Stock Option Plans"). These Stock Option Plans generally provide for the grant of stock options to our employees, directors and consultants. Certain options granted to our employees may qualify as "incentive stock options" under applicable tax regulations. Options granted under our Stock Option Plans are generally immediately exercisable, provided however that the shares are subject to repurchase at cost in the event the option ceases to be an employee or provide service, as the case may be. The repurchase right generally lapses over 36 to 50 months. For options that are not exercisable immediately, they generally vest over 36 to 50 months. All options generally have a term of ten years. At September 30, 2002, 32,141,595 shares of Common Stock were reserved for issuance under our primary on-going Stock Option Plans.

      A summary of the activity under the Stock Option Plans is set forth below (in thousands, except per share amounts):

                                                                                                                 WEIGHTED
                                                                       EXERCISE PRICE           AGGREGATE        AVERAGE
                                                       SHARES            PER SHARE           EXERCISE PRICE   EXERCISE PRICE
                                                       ------            ---------           --------------   --------------
         Outstanding at September 30,
           1999................................         16,422         $0.03 -- $ 63.96           264,024          $16.08
           Granted.............................         13,567         $0.17 -- $211.00         1,139,103          $83.96
           Exercised...........................         (6,177)        $0.03 -- $115.06           (65,952)         $10.68
           Canceled............................         (1,826)        $0.11 -- $211.00           (63,042)         $34.52
                                                        ------                                -----------
         Outstanding at September 30,
           2000................................         21,986         $0.03 -- $211.00         1,274,133          $57.95
           Granted.............................         25,534         $0.001 -- $106.69          240,463          $ 9.43
           Exercised...........................         (1,172)        $2.45 -- $106.69            (3,854)         $ 3.25
           Canceled............................        (19,390)        $0.11 -- $211.00        (1,348,329)         $68.71
                                                        ------                               -----------
         Outstanding at September 30,
           2001................................         26,958         $0.001 -- $137.13          162,413          $ 6.06
           Granted.............................         12,382         $0.36 -- $ 7.17             18,306          $ 1.48
           Exercised...........................         (1,883)        $0.001 -- $  6.43           (5,719)         $ 3.04
           Canceled............................        (10,988)        $0.001 -- $137.13          (67,670)         $ 6.19
                                                        ------                               -----------
         Outstanding at September 30,
           2002................................         26,469         $0.11 -- $107.94       $   107,330          $ 4.09
                                                        ======                               ===========

      Utilizing the Black-Scholes Option Pricing Model, the weighted average fair value of employee stock options granted under the Stock Option Plans was $1.39, $9.00, and $88.70 per share, respectively, and the weighted average fair value shares purchased under the ESPP during fiscal 2002, 2001, and 2000 was $2.93, $12.75, and $7.82 per share, respectively.

      The following table summarizes information with respect to stock options outstanding at September 30, 2002 (in thousands):

                                                                                                             OPTIONS ON SHARES
                                                                                                        EXERCISABLE AND NOT SUBJECT
                                                     OPTIONS OUTSTANDING                                       TO REPURCHASE
                                          --------------------------------------------------------     -----------------------------
                                                             WEIGHTED AVERAGE          WEIGHTED                          WEIGHTED
                        RANGE OF             NUMBER        REMAINING CONTRACTUAL        AVERAGE          NUMBER           AVERAGE
                     EXERCISE PRICES       OUTSTANDING         LIFE (YEARS)         EXERCISE PRICE     EXERCISABLE    EXERCISE PRICE
                     ---------------       -----------         ------------         --------------     -----------    --------------
                   $0.11-$0.43.......         5,209               7.57                 $  0.28            2,067          $  0.12
                   $0.45-$1.41.......         4,538               9.73                 $  0.67              956          $  0.54
                   $1.47-$2.25.......         4,903               9.25                 $  2.24            2,084          $  2.25
                   $2.58-$3.71.......           614               8.78                 $  3.06              243          $  3.17
                   $3.79-$4.21.......         6,281               8.93                 $  4.20            4,206          $  4.21
                   $4.25-$107.94.....         4,924               7.74                 $ 13.06            3,104          $ 13.27
                                             ------                                                      ------
                   $0.11-$107.94.....        26,469               8.63                 $  4.09           12,660          $  5.14

      The options exercisable in the table above are only those options that if exercised, the shares would not be subject to repurchase. Options to purchase approximately 12.6 million shares, 8.2 million shares, and 5.5 million shares were exercisable as of September 30, 2002, 2001 and 2000, respectively. The weighted average exercise prices per share for options exercisable as of September 30, 2002, 2001 and 2000 were $5.14, $5.37, and $22.06, respectively.

      At September 30, 2002, 2001, and 2000 there were 251,602, 586,960 and
3,043,061 shares of outstanding Common Stock that were subject to repurchase. The weighted average exercise price of shares subject to repurchase was $0.53, $0.53, and $0.39 per share as of September 30, 2002, 2001 and 2000, respectively.

      In connection with the completion of our public offerings, stock option grants, Stock Exchange Program, and certain prior acquisitions, certain options granted in 2002, 2001, and 2000 have been considered to be compensatory. Compensation expense was $5.1 million, $10.6 million and $7.3 million in 2002, 2001 and 2000, respectively. The expected future annual amortization for stock options granted through September 30, 2002, (assuming no cancellations) is as follows:

      2003 ...........................            $(1,397)
      2004 ...........................               (642)
                                                  -------
           Total deferred compensation            $(2,039)
                                                  =======

STOCK OPTION EXCHANGE PROGRAM

      In February 2001, the Inktomi Board of Directors approved a stock option exchange program. Under this program, all employees (including executive officers and outside directors) were given the opportunity to cancel one or more stock options previously granted to them in exchange for one or more new stock options to be granted at least six months and one day from the date the old options are cancelled, provided the individual is still employed or providing service on such date. The participation deadline for the program was February 28, 2001. The number of shares subject to the new options were equal to the number of shares subject to the old options, and the exercise price of the new options was the fair market value of Inktomi Common Stock on the date they were granted. The new options have the same vesting schedule as the old options and will be immediately exercisable as to vested shares when granted (however, new options granted to executive officers and outside directors will lose three months of vesting and be subject to a trading blackout of three months following the grant). The exchange resulted in the voluntary cancellation of options to purchase approximately 12.8 million shares of Common Stock with exercise prices ranging from $12.25 to $211.0 per share in exchange for the same number of replacement options. Approximately 10.6 million replacement options were granted on August 29, 2001 at an exercise price of $4.21 per share of Common Stock. Under SFAS Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, stock options granted to participants of the option exchange program during the six month period prior to implementation of the option exchange program that were not cancelled as part of the program, and during the six month period following implementation of the option exchange program, are subject to variable plan accounting beginning in the fiscal quarter when the grant occurred. Accordingly, the 10.6 million replacement options that were granted outside the six month period following the implementation of the option exchange program, were subject to fixed plan accounting.

      Stock options granted during the six month period prior to implementation of the option exchange program that are not canceled as part of the program are subject to variable plan accounting beginning in the fiscal quarter ended March 31, 2001. During the six months prior to implementation of the program, Inktomi granted approximately 2.8 million options, of which 0.9 million are outstanding as of September 30, 2002 at an average price of $17.95 per option, that are subject to variable plan accounting. Other stock options that are granted to participants of the program in the six months following implementation of the program will also be accounted for in this manner. 1.4 million such options were granted during the six months following implementation of the program, of which 0.6 million are outstanding as of September 30, 2002, and an average price of $7.18 per option, and are subject to variable plan accounting. Under variable plan accounting, we are required to record a non-cash compensation charge for the options until the options are exercised, forfeited or cancelled without replacement. The compensation charge will be based on any excess of the closing stock price at the end of the reporting period or date of exercise, forfeiture or cancellation without replacement, if earlier, over the fair market value of our Common Stock on the option's issuance date. The resulting compensation charge to earnings will be recorded as the underlying options vest. Depending upon movements in the market value of our Common Stock, this accounting treatment may result in significant compensation charges in future periods. As of September 30, 2002, we have recorded no compensation charges related to this program.

WARRANTS

      At September 30, 2001 the following warrant was outstanding:

                                                   AGGREGATE
                                     COMMON        EXERCISE       EXPIRATION
                                      STOCK          PRICE           DATE
                                    ---------      ---------      ----------
        Common Stock.........       1,670,804       $137,841      April 2002

      At September 30, 2001, the outstanding warrant was exercisable. We issued this warrant in April 1997 in connection with the forgiveness of a note payable to certain founders who provided the initial technology to our company. The warrant for common stock was recorded at fair value of $68,000. The Black-Scholes method of valuation was used to determine fair value of the warrants using the following assumptions: 50% volatility, no dividends, 5% risk free rate of interest, contractual term of five years and an $0.08 (adjusted for splits) per share value of the underlying common stock. The warrant provided no rights to the holder as a shareholder of the Company prior to exercise. This warrant was cash-less exercised on a net issuance basis in January 2002, accordingly, there are no warrants outstanding at September 30, 2002.

FAIR VALUE DISCLOSURES

      The following information concerning both the Stock Option Plans and the ESPP (together, "The Plans") is provided in accordance with SFAS No. 123. We account for all Plans in accordance with APB No. 25 and related interpretations; accordingly, compensation expense is recorded for options awarded to employees and directors to the extent that the exercise prices are less than the Common Stock's fair market value on the date of grant, where the number of options and exercise price are fixed. The difference between the fair value of our Common Stock and the exercise price of the stock option is recorded as deferred stock compensation, and is amortized to compensation expense over the vesting period of the underlying stock option.

      The fair value of each employee and director stock option grant and shares purchased under the ESPP have been estimated using the Black-Scholes Option Pricing Model. The Black-Scholes Option Pricing Model was developed for use in estimating the fair value of traded options and warrants that have no vesting restrictions and are fully transferable in addition to shares purchased under the ESPP. In addition, valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Our options and shares purchased under the ESPP have characteristics significantly different from those of traded options and shares, and changes in the subjective input assumptions can materially affect the fair value estimate. The following assumptions were used in determining the fair value of options granted under the Stock Option Plans:

                                                                        SEPTEMBER 30,
                                                  ---------------------------------------------------------
                                                     2002                   2001                   2000
                                                     ----                   ----                   ----
            Risk-free interest rates.....         3.28%-4.49%            4.57%-5.69%            5.85%-6.83%
            Expected life................           5 years                5 years                5 years
            Dividends....................             0%                     0%                     0%
            Volatility...................            139%                   140%                   104%

      The following assumptions were used in determining the fair value of shares purchased under the ESPP:

                                                                        SEPTEMBER 30,
                                                  ---------------------------------------------------------
                                                     2002                   2001                   2000
                                                     ----                   ----                   ----
            Risk-free interest rates.....         3.66%-4.53%            4.83%-5.73%            4.83%-6.56%
            Expected life................           5 years                5 years                5 years
            Dividends....................             0%                     0%                     0%
            Volatility...................            139%                   140%                   104%

      The following comprises the pro forma information pursuant to the provisions of SFAS No. 123 (in thousands):

                                                                                    SEPTEMBER 30,
                                                            ------------------------------------------------------------
                                                                2002                    2001                    2000
                                                            -----------             -----------             -----------
      Net loss -- historical ...................            $  (500,795)            $  (296,482)            $   (27,340)
      Net loss -- pro forma ....................            $  (564,728)            $  (624,976)            $  (275,163)
      Basic and diluted net loss per
        share -- historical ....................            $     (3.51)            $     (2.36)            $     (0.24)
      Basic and diluted net loss per share --
        pro forma ..............................            $     (3.96)            $     (4.98)            $     (2.43)

      These pro forma amounts may not be representative of the effects on pro forma net loss for future years as options vest over several years and additional awards are generally made each year.

(18) RELATED PARTY TRANSACTIONS

      In August and October 1999, we provided a relocation loan to a management employee totaling $2.2 million. The loan was repaid in full in September 2000.

      In March 2000, we provided a relocation loan to an officer of the Company totaling $1.5 million. The officer left the Company in June 2001 and the loan was repaid in full in March 2002. This note bore interest of 6.8% per annum.

      In April 2001, we provided a relocation loan to an officer of the Company totaling $1.7 million. The note had an interest rate of 4.94% per annum. In March 2002 we began separation and severance discussions with this officer. As of March 31, 2002, we had accrued $3.1 million related to this severance as a general and administrative expense. The severance agreement totaling $3.1 million, which was executed by the parties in April 2002, provides for a general release of the Company in exchange for, among other things, the release of the officer's loan obligation of $1.7 million. Any proceeds, up to $1.0 million, from the sale of Company stock by the officer in calendar year 2002 will offset the final amount owed to the officer.

      In December 2001, our Board of Directors approved a $5 million revolving line of credit to our Chief Executive Office. In December 2001, we provided loans to our Chief Executive Officer totaling $4.7 million of which $2.7 million was repaid prior to December 31, 2001. During the quarter ended March 31, 2002, we provided loans to our Chief Executive Officer totaling $0.9 million of which $0.1 was repaid prior to March 31, 2002. During the quarter ended June 30, 2002, we provided loans to our Chief Executive Officer totaling $2.1 million. As of September 30, 2002, total loans outstanding and total accrued interest to our Chief Executive Officer were approximately $4.9 million and $160,000, respectively. These loans are unsecured and are represented by full recourse promissory notes accruing interest at the rate of 6% per annum. Each loan, plus any accrued unpaid interest, will become due the earlier of either two years from the grant date of the individual loan or the date that our Chief Executive Officer leaves the Company. All after tax proceeds of compensatory bonuses and 50% of after tax proceeds from sales of Company stock must be used to pay down the loans outstanding. The first loans will become due in December 2003.

      In January 2001, we provided a relocation loan to a management employee totaling $900,000. This notes bears interest at 5.61% per annum and is secured by a deed of trust in the employee's residence. The loan is due December 2003. The employee left the Company in August 2001. The company have accrued a valuation allowance of $200,000 against the loan based on an estimate of the current value of the security interest.

      We held investments in equity securities in certain customers at September 30, 2002, 2001 and 2000. These customers comprised $4.3 million, $29.4 million, and $31.3 million of revenue from continuing operations, respectively. These customers also accounted for $0.2 million, $4.0 million and $13.5 million of accounts receivable as of 2002, 2001 and 2000, respectively.

(19) SEGMENT AND GEOGRAPHIC INFORMATION

      Effective September 30, 1999, we adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 established standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to stockholders. It also established standards for related disclosures about products and services, and geographic areas. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. Our chief operating decision-maker is our Chief Executive Officer. Our reportable segments are organized primarily by technology. Each of these segments is managed separately because they offer and distribute distinct technologies and services with different methods of delivery and customer bases.

      We have two reportable operating segments: Software Products and Portal Services. Software Products revenues are composed of license, consulting, support and upgrade fees in connection with the Traffic Server network cache platform and its associated product family, Content Delivery Suite software solutions, Media Products, Traffic Core, Traffic Edge, Traffic Controller and Inktomi Media Publisher. Portal Services revenues are composed of revenues generated through our Web search services and Commerce Engine. We completed the sale of our Commerce Division in March 2001 and therefore, Portal Services revenues for fiscal 2002 consisted of only Web search services revenues.

      As described in note 3 on December 17, 2002 we completed the sale of our Enterprise Search division. The results of operations from the Enterprise search division have been reclassified as discontinued operations for the years ended September 30, 2002, 2001 and 2000. The Enterprise search division was formerly a part of our Software products segment. The results of our Enterprise search division are not included in the financial information of our Software Products segment.

      As a result the Software Products segment consist only of one product group, the content networking products. In July 2002, we announced we would be reducing our investment in our content networking products group included our Software Products segment

      We evaluate performance and allocate resources to our operating segments based on a variety of factors, including revenues, operating profit, market potential, customer commitments and strategic direction.

      Acquisition-related costs, purchased in-process research and development, amortization of intangibles and other assets, impairment of intangibles and other assets, restructuring, impairment of investments and amortization of deferred compensation expense are not included in management's evaluation of performance by the operating divisions, as they are primarily organizational in nature. The accounting policies of the reportable segments are the same as those described in Note 2. We do not track assets by operating segments.

      Financial information about segments (in thousands):

                                           FOR THE YEAR ENDED SEPTEMBER 30, 2002
                     ----------------------------------------------------------------------------------
                                                 AMORT. &
                                               IMPAIRMENT OF                IMPAIRMENT
                                               GOODWILL AND    PARKSIDE    OF PROPERTY,    AMORT. OF
                       SOFTWARE      PORTAL        OTHER         LEASE        PLANT &      DEFERRED
                       PRODUCTS     SERVICES    INTANGIBLES   TERMINATION    EQUIPMENT   COMPENSATION
                       --------     --------    -----------   -----------  -----------   ------------
Revenues.........    $  43,203     $  47,084    $      --     $       --   $        --     $     --
Operating income
  (loss).........    $ (53,532)    $  13,025    $ (11,458)    $  (79,986)  $ (102,982)     $ (5,108)

                     FOR THE YEAR ENDED SEPTEMBER 30, 2002
                     -------------------------------------
                                    LOSS ON
                       RESTRUCT-   RESIDUAL
                         URING       VALUE
                        CHARGES    GUARANTEE      TOTAL
                        -------    ---------      -----
Revenues.........    $       --    $     --   $   90,287
Operating income
  (loss).........    $ (19,466)    $ (2,225)  $ (261,732)

                                                              FOR THE YEAR ENDED SEPTEMBER 30, 2001
                                 ------------------------------------------------------------------------------------------------
                                                              AMORT. &
                                                            IMPAIRMENT OF    IMPAIRMENT
                                                            GOODWILL AND    OF PROPERTY,     AMORT. OF       RESTRUCT-
                                   SOFTWARE       PORTAL        OTHER          PLANT &       DEFERRED          URING
                                   PRODUCTS      SERVICES    INTANGIBLES      EQUIPMENT    COMPENSATION       CHARGES     TOTAL
                                 -----------   -----------  -------------   ------------  -------------    -----------  ---------
               Revenues......    $ 114,177     $   58,349                                    $       --                  $ 172,526
               Operating loss    $ (95,387)    $  (15,412)  $   (50,660)      $ (904)        $  (10,645)    $ (11,472)   $ (184,480)

                                                FOR THE YEAR ENDED SEPTEMBER 30, 2000
                                      -------------------------------------------------------------------
                                                                                   IMPAIRMENT
                                                                  AMORT. OF       OF PROPERTY,
                                     SOFTWARE      PORTAL         DEFERRED           PLANT &
                                     PRODUCTS     SERVICES      COMPENSATION        EQUIPMENT       TOTAL
                                     --------     --------      ------------        ---------     ---------
               Revenues.........    $ 152,896   $   67,770                                        $ 220,666
               Operating income
                 (loss).........    $  12,114    $ (25,561)       $ (8,606)         $ (1,045)     $ (23,098)

      For the year ended September 30, 2002, two customers represented 21% and 18% of all Portal Services revenue, and one customer represented 38% of all Software Products revenue generated. For the year ended September 30, 2001, one customer represented 23% of all Portal Services revenue generated, and no customers represented over 10% of all Software Products revenue generated. For the year ended September 30, 2000, no customers represented over 10% of all Portal Services or Software Products revenue generated.

      At September 30, 2002 and 2001, less than 10% of our tangible long-term assets were located outside the United States.

      The following table sets forth revenue information from continuing operations by geographic areas: (in thousands):

                                                   SEPTEMBER 30,
                                       -----------------------------------
                                        2002          2001          2000
                                       -------      --------      --------
      United States ...............    $76,155      $140,238      $170,150
      Europe ......................      6,069        20,127        40,944
      Asia ........................      8,063        12,161         9,572
                                       -------      --------      --------
      Total Revenue ...............    $90,287      $172,526      $220,666

(20) SUBSEQUENT EVENTS

      On October 1, 2002, we paid $5 million for the note payable payment due associated with our Parkside lease termination.

      In October 2002, in light of continuing economic slowdown, we announced and substantially completed a restructuring and workforce reduction of approximately 85 employees to reduce our operating expenses to adjust to lower revenue levels. Headcount in all functional area were affected by the reduction. As a result of the reduction, we incurred a charge of $9.0 million of which $7.3 million related to continuing operations and $1.7 million related to discontinued operations, which comprised of cash-related severance and abandonment of underutilized space. As of December 27, 2002, $2.5 million of cash-related charges have been paid, with the remaining $6.5 million to be paid over the next six to nine months.

      In October 2002, a complaint was served by Teknowledge Corporation in the United States District Court for Delaware against Inktomi, Akamai Technologies, Inc. and Cable & Wireless Services, Inc. The plaintiff alleges that Inktomi products, including Traffic Server, infringe a patent owned by the plaintiff. The complaint seeks compensatory and other damages and injunctive relief. In November 2002, the Judge assigned to the case in Delaware transferred jurisdiction of the case to the Northern District of California. Inktomi intends to vigorously defend the against the allegations made by the plaintiff.

      In November 2002, in connection with the sale of our Enterprise Search division, we announced a workforce reduction of approximately 58 employees. This restructuring was substantially completed in December 2002. Headcount was mainly effected in the areas of corporate and business services, and our Enterprise Search Division. As a result of the reduction, we expect to incur a charge of approximately $14.5 million of which $12.5 million related to continuing operations and $2.0 million related to discontinued operations, comprised of cash-related severance, long-lived asset impairment and underutilized space. As of December 2002, $0.7 million of cash-related charges have been paid, $0.8 million are non-cash related charges, and the remaining $13.0 million is expected to be paid over the next six to nine months. As a result of the restructuring, we expect to reduce compensation related expenses from continuing operations by approximately $2.5 million per quarter. We also expect to reduce facility related operating expenses from continuing operations by approximately $1.6 million per quarter through the end of the lease terms, and other costs from continuing operations by approximately $0.8 million per quarter through June of 2003, and approximately $0.1 million per quarter thereafter.

      In November 2002, we signed an agreement with Satyam Computer Services Ltd. ("Satyam") to assign and, in some cases, subcontract the support for the remaining content networking software customers. Satyam is a provider of professional services employees in offices worldwide. In exchange, we pay Satyam a one time fee of $1 million, provide initial training and transfer certain computer infrastructure components to allow for customer support.

      On December 17, 2002, we completed the sale of our Enterprise Search Division to Verity, Inc. ("Verity"), which has been accounted for as discontinued operations in these consolidated financial statements (See Note 3). As part of the sale Verity will pay $25.0 million in cash subject to certain adjustments, and the assumption of certain of our obligations under existing enterprise search business contracts, including customer support obligations. The transaction is structured as an asset sale. Verity acquired from us the assets relating to our enterprise search software business, which includes basic search, categorization and content refinement capabilities, as well as our XML technology assets. Of the consideration payable by Verity, $22.0 million has been paid. $3.0 million plus interest will be paid 18 months following the closing of the sale, subject to reduction for any indemnification claims made by Verity during such 18 month period. In connection with the transaction, Verity extended offers of employment to approximately 40 of our enterprise search software business employees. The employees of our enterprise search business who are not offered or who do


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not accept employment by Verity will be terminated. We have also agreed not to compete with Verity in the enterprise search software business for a period of up to three years.

      On December 20, 2002, we completed the sale of our Bayside corporate headquarters for $41.5 million of cash which is expected to result in a loss of approximately $3.0 million to $4.0 million. As stipulated on our note payable in connection with the Parkside lease termination on December 20, 2002, we paid the remaining $16.5 million due on the note upon closing of the sale of our Bayside corporate headquarters. We also entered into a five-year lease with the facilities' new owner for the portion of the property that we occupy for an aggregate lease commitment of $9.8 million net costs.

      On December 22, 2002, we entered into a definitive merger agreement with Yahoo! Inc. Under the agreement, a newly incorporated wholly-owned subsidiary of Yahoo! will merge with and into Inktomi, with Inktomi remaining as the surviving legal entity and a wholly-owned subsidiary of Yahoo! Under the terms of the merger agreement, upon completion of the merger, Yahoo! will pay to Inktomi's stockholders $1.65 per share of Inktomi common stock outstanding and will assume any options to purchase Inktomi common stock outstanding. These consolidated financial statements do not include any adjustments from the proposed merger agreement.

      The merger is subject to a number of conditions including, among other things, approval of Inktomi's stockholders and regulatory approvals and clearances, including under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended. We currently expect the merger to be completed in the quarter ending March 31, 2003. There can be no assurance that the merger will be consummated. In the event that the proposed merger fails to close, under certain circumstances we will be required to pay Yahoo! a termination fee of $11.2 million.

      We violated the minimum cash balance convents for the months ending October and November 2002. The bank waived the covenant violations on December 27, 2002. The Company is currently negotiating to restructure its loan covenants, as it is probable that it will be in violation of the maximum GAAP loss covenants for the quarter ended December 31, 2002. In December 2002, the bank prospectively waived the maximum GAAP loss covenant for the quarter ended December 31, 2002. Accordingly, we have classified all amounts due as current under this facility at September 30, 2002. If we were required to repay the amounts borrowed under these loan arrangements, it would reduce the amount of cash we have available for our operations.


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